Exhibit (a)(1)(A)
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Open Lending Corporation
at
$3.15 Per Share
by
Lakers Acquisition Sub, Inc.
A Wholly-Owned Subsidiary of
ANV Group Holdings Ltd.
THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT ONE MINUTE PAST 11:59 P.M.
NEW YORK CITY TIME, ON JULY 27, 2026, UNLESS THE OFFER IS EXTENDED.
Lakers Acquisition Sub, Inc., a Delaware corporation (the “Purchaser”) and an indirect wholly-owned subsidiary of ANV Group Holdings Ltd., a private limited company incorporated under the laws of England and Wales (“ANV”), is offering to purchase any and all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Open Lending Corporation, a Delaware corporation (“Open Lending”), at a price of $3.15 per share, to the seller in cash, without interest and less any required withholding taxes (the “Offer Consideration”), upon the terms and subject to the conditions set forth in this Offer to Purchase (as may be subsequently amended and supplemented from time to time, the “Offer to Purchase”) and the accompanying letter of transmittal (the “Letter of Transmittal”), which, together with any amendments or supplements thereto, collectively constitute the “Offer.”
The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 15, 2026 (together with any amendments or supplements thereto, the “Merger Agreement”), by and among ANV, Purchaser and Open Lending, pursuant to which, following consummation of the Offer and subject to the satisfaction or waiver of certain customary conditions set forth in the Merger Agreement, Purchaser will be merged with and into Open Lending (the “Merger”), with Open Lending surviving the Merger as an indirect wholly-owned subsidiary of ANV, without a vote of the stockholders of Open Lending, in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”). At the effective time of the Merger, each Share issued and outstanding that is not tendered and accepted pursuant to the Offer (other than (i) Shares owned by Open Lending or any direct or indirect wholly-owned subsidiary of Open Lending, (ii) Shares owned by ANV, Purchaser or any direct or indirect wholly-owned subsidiary of ANV or Purchaser (such Shares referred to in clauses (i) and (ii), the “Cancelled Shares”) or (iii) Shares that are held by stockholders who are entitled to demand and have properly exercised and perfected their respective demands for appraisal for such Shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”) (see “The Offer — Section 16 — Certain Legal Matters; Regulatory Approvals; Appraisal Rights”)) will thereupon be canceled and automatically converted into the right to receive cash in an amount equal to the Offer Consideration, without interest, from Purchaser, less any applicable tax withholding.
THE BOARD OF DIRECTORS OF OPEN LENDING UNANIMOUSLY RECOMMENDS THAT YOU ACCEPT THE OFFER AND TENDER ALL OF YOUR SHARES TO PURCHASER PURSUANT TO THE OFFER.
The board of directors of Open Lending has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger) are fair to and in the best interests of Open Lending and its stockholders, (ii) adopted and approved the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger), and declared them to be in the best interests of Open Lending and its stockholders, (iii) resolved that, upon the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with the DGCL, the Merger shall be governed by, and effected pursuant to, Section 251(h) of the DGCL and (iv) resolved to recommend that the stockholders of Open Lending accept the Offer and tender their Shares to Purchaser pursuant to the Offer, on the terms and subject to the conditions set forth in the Merger Agreement.

THE OFFER IS SUBJECT TO THE CONDITIONS SET FORTH IN THE SECTION OF THIS OFFER TO PURCHASE TITLED “THE OFFER — SECTION 15 — CONDITIONS OF THE OFFER.” These include, among other things, the Minimum Tender Condition, the Regulatory Approvals Condition, the Material Adverse Effect Condition and the No Injunction Condition, each as defined and set forth in the section of the Offer to Purchase titled “The Offer — Section 15 — Conditions of the Offer” beginning on page 46. Consummation of the Offer is not conditioned upon any financing arrangements or subject to any financing condition.
No later than July 8, 2026, ANV plans to file the notification required for the consummation of the Offer and the second-step merger by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). ANV believes the proposed transaction will receive necessary clearance under the HSR Act.
This transaction has not been approved or disapproved by the Securities and Exchange Commission (“SEC”) or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful and a criminal offense.
This Offer to Purchase and the related Letter of Transmittal contain important information, and you should carefully read both in their entirety before making a decision with respect to the Offer.
June 29, 2026

IMPORTANT
Any stockholder of Open Lending who desires to tender all or a portion of such stockholder’s Shares in the Offer should either (i) complete and manually sign the accompanying Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, and mail or deliver the Letter of Transmittal together with the certificates representing tendered Shares and all other required documents to Equiniti Trust Company, LLC, the depositary for the Offer (the “Depositary”), or tender such Shares pursuant to the procedure for book-entry transfer set forth in “The Offer — Section 3 — Procedure for Tendering Shares” or (ii) request that such stockholder’s broker, dealer, commercial bank, trust company or other nominee effect the transaction for such stockholder. Stockholders whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if they desire to tender their Shares.
Any stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available or who cannot deliver such certificates and all other required documents to the Depositary on or prior to the expiration of the Offer, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares pursuant to the guaranteed delivery procedure set forth in “The Offer — Section 3 — Procedure for Tendering Shares.”
Questions and requests for assistance may be directed to the Information Agent at the address or telephone numbers set forth on the back cover of this Offer to Purchase. Requests for copies of this Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery and all other related materials may be directed to the Information Agent or brokers, dealers, commercial banks and trust companies, and copies will be furnished promptly at the Purchaser’s expense. Additionally, this Offer to Purchase, the related Letter of Transmittal and other materials relating to the Offer may be found at http://www.sec.gov.
i

ii

SUMMARY TERM SHEET
Lakers Acquisition Sub, Inc., a Delaware corporation (the “Purchaser”) and an indirect wholly-owned subsidiary of ANV Group Holdings Ltd., a private limited company incorporated under the laws of England and Wales (“ANV”), is offering to purchase any and all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Open Lending Corporation, a Delaware corporation (“Open Lending”), at a price of $3.15 per Share, to the seller in cash, without interest and less any required withholding taxes (the “Offer Consideration”), upon the terms and subject to the conditions set forth in this Offer to Purchase (as may be subsequently amended and supplemented from time to time, the “Offer to Purchase”) and the accompanying letter of transmittal (the “Letter of Transmittal”), which, together with any amendments or supplements thereto, collectively constitute the “Offer.” The following are some of the questions you, as an Open Lending stockholder, may have and answers to those questions. You should carefully read this Offer to Purchase and the accompanying Letter of Transmittal in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal. ANV and the Purchaser have included cross-references in this summary term sheet to other sections of this Offer to Purchase where you will find more complete descriptions of the topics mentioned below.
The information concerning Open Lending contained herein and elsewhere in this Offer to Purchase has been provided by Open Lending to ANV and the Purchaser or is based upon publicly available documents or records of Open Lending on file with the Securities and Exchange Commission (the “SEC”) or other public sources at the time of the Offer. ANV and the Purchaser have no knowledge that would indicate that any statements contained herein relating to Open Lending taken from or based upon such documents and records filed with the SEC are untrue or incomplete in any material respect.
In this Offer to Purchase, unless the context requires otherwise, the terms “we,” “our” and “us” refer to ANV and its subsidiaries, collectively.
Securities Sought
Subject to certain conditions, including the satisfaction of the Minimum Tender Condition (as described in “The Offer — Section 15 — Conditions of the Offer”), any and all outstanding shares of common stock, par value $0.01 per share, of Open Lending.

Price Offered Per Share	Upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal: $3.15, in cash, without interest and less any required tax withholding.
Scheduled Expiration of Offer	One minute past 11:59 p.m., New York City time, on July 27, 2026.
Purchaser	Lakers Acquisition Sub, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of ANV.
Open Lending Board Recommendation	The board of directors of Open Lending (the “Open Lending Board”) unanimously recommended that Open Lending stockholders accept the Offer and tender their Shares pursuant to the Offer.
Who is offering to buy the Shares?
The Purchaser, Lakers Acquisition Sub, Inc., is a Delaware corporation formed for the purpose of making this Offer to acquire all of the Shares. The Purchaser is an indirect wholly-owned subsidiary of ANV.
ANV is an independent, global insurance intermediary platform operating across the United States, the United Kingdom and Europe. ANV brings together a portfolio of established specialist managing general agencies, providing a diversified range of insurance products. See “The Offer — Section 9 — Certain Information Concerning the Purchaser and ANV.”
What securities are you offering to purchase?
We are offering to acquire all of the outstanding shares of Open Lending common stock, par value $0.01 per share. We refer to one share of Open Lending common stock as a “Share.” See “Introduction.”

How much are you offering to pay for my Shares and what is the form of payment?
We are offering to pay $3.15 per Share, in cash, without interest and less any required withholding taxes. If you are the record owner of your Shares and you directly tender your Shares to us in the Offer, you will not be required to pay brokerage fees or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, they may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See “Introduction.”
Why are you making the Offer?
We are making the Offer because we want to acquire control of, and ultimately the entire equity interest in, Open Lending. If the Offer is consummated, as soon as practicable following the consummation of the Offer, we intend to complete a second-step merger (the “Merger”) with Open Lending pursuant to Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), pursuant to which Open Lending will become an indirect wholly-owned subsidiary of ANV and all outstanding Shares that are not purchased in the Offer (other than Shares held by ANV and its subsidiaries or by stockholders who perfect their appraisal rights) will be exchanged for an amount in cash per Share equal to the Offer Consideration. See “The Offer — Section 13 — Purpose of the Offer and the Merger; Plans for Open Lending; Statutory Requirements; Approval of the Merger.”
Is there an agreement governing the Offer?
Yes. Open Lending, ANV and the Purchaser have entered into the Agreement and Plan of Merger, dated as of June 15, 2026 (together with any amendments or supplements thereto, the “Merger Agreement”). The Merger Agreement contains the terms and conditions of the Offer and, as soon as practicable following the consummation of the Offer, the Merger. See “The Offer — Section 12 — The Merger Agreement; Other Agreements.”
How long will it take to complete your proposed transaction?
We expect to complete the Offer and Merger in the third quarter of 2026, subject to the satisfaction of certain conditions set forth in the Merger Agreement, including, among others, (i) that at the expiration of the Offer, a number of Shares that, when added to the Shares then owned by ANV and its subsidiaries, represent at least a majority of all of the issued and outstanding Shares, be validly tendered and not withdrawn in accordance with the terms of the Offer, (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iii) the absence of any legal prohibition by a governmental entity of competent jurisdiction in effect enjoining, prohibiting or otherwise preventing the consummation of the Offer, (iv) the accuracy of Open Lending’s representations and warranties (subject to customary materiality standards), (v) compliance by Open Lending with its covenants in all material respects, and (vi) the absence of a Company Material Adverse Effect (as defined in the Merger Agreement). See “The Offer — Section 15 — Conditions of the Offer.”
Do you have the financial resources to pay for the Shares?
Yes. Neither the consummation of the Offer nor the Merger is subject to any financing or funding condition. See “The Offer — Section 10 — Source and Amount of Funds.” We will need approximately $523 million to purchase all outstanding Shares pursuant to the Offer, compensatory options to purchase Shares and awards of performance stock units representing the right to vest in and be issued Shares by Open Lending, to pay related fees and expenses, and to pay all other amounts that may become due and payable as a result of the Offer and the Merger. As of March 31, 2026, ANV had $63.8 million of cash and cash equivalents and Open Lending had $173.3 million of cash and cash equivalents. We have obtained $250 million in debt financing commitments (the “Committed Debt Financing”) and $100 million in equity commitments (the “Committed Equity Financing”) which can be used, together with cash and cash equivalents of ANV and cash and cash equivalents of Open Lending, to finance the consideration for the Offer and the Merger, repay certain indebtedness of Open Lending, which as of March 31, 2026, was $82.9 million, and pay related fees and expenses.

The Committed Debt Financing is being provided by Blackstone Holdings Finance Co. L.L.C. and Blackstone Alternative Credit Advisors LP (on behalf of certain funds, accounts and clients managed, advised or sub-advised by it or its affiliates) and is subject to the terms and conditions set forth in the related debt commitment letter.
The Committed Equity Financing is being provided severally and not jointly by AmTrust Financial Services, Inc., as to $81 million, and Blackstone Holdings Finance Co. L.L.C. and Blackstone Alternative Credit Advisors LP (on behalf of certain funds, accounts and clients managed, advised or sub-advised by it or its affiliates), as to $19 million.
The ultimate funding for the Offer and related transactions may utilize all or only a portion of the Committed Debt Financing and Committed Equity Financing in connection with the Offer and related transactions.
ANV and the Purchaser has or will have, based upon the combination of internally available cash, cash and cash equivalents of Open Lending, commitments under the Committed Equity Financing and borrowings under the Committed Debt Financing, sufficient cash on hand at the expiration of the Offer to pay the Offer Consideration for all Shares in the Offer, to repay in full certain indebtedness of Open Lending and to pay related fees and expenses and all amounts that may become due and payable as a result of the Offer and the Merger.
Is your financial condition material to my decision to tender in the Offer?
No. We do not think that our financial condition is material to your decision whether to tender Shares and accept the Offer because:
•
the Offer is being made for any and all outstanding Shares solely for cash;

•
the Offer is not subject to any financing condition;

•
ANV has received financing commitments in respect of funds, together with ANV’s and Open Lending’s cash and cash equivalents on hand, sufficient to purchase all Shares validly tendered in the Offer and not validly withdrawn as described in more detail in “The Offer — Section 10 — Source and Amount of Funds”; and

•
if we consummate the Offer, we will acquire in the Merger all remaining Shares that are not purchased in the Offer (other than Shares held by ANV and its subsidiaries or by stockholders who exercise and perfect their appraisal rights under the DGCL) for an amount in cash per Share equal to the price paid per Share pursuant to the Offer, and we will have sufficient funds available pursuant to the financing commitments and ANV’s and Open Lending’s cash on hand to consummate the Merger.

What does the Board of Directors of Open Lending think of the Offer?
The Open Lending Board has unanimously:
•
determined that the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger) are fair to, and in the best interests of, Open Lending and its stockholders;

•
adopted, approved and declared advisable the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger);

•
resolved that upon the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with the DGCL, the Merger shall be governed by, and effected pursuant to, Section 251(h) of the DGCL; and

•
resolved to recommend that the stockholders of Open Lending accept the Offer and tender their Shares to Purchaser pursuant to the Offer, on the terms and subject to the conditions set forth in the Merger Agreement.

Descriptions of the reasons for the Open Lending Board’s recommendation and approval of the Offer are set forth in Open Lending’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), which is being mailed to Open Lending stockholders with the Offer materials (including this Offer to Purchase and the related Letter of Transmittal). Stockholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth in Item 4 thereof under the sub-headings “Background of the Offer” and “Reasons for the Recommendation.” See “The Offer — Section 11 — Background of the Offer.”
Has the Board of Directors of Open Lending received a fairness opinion in connection with the Offer and the Merger?
Yes. Financial Technology Partners LP and its wholly owned subsidiary FTP Securities LLC (together, “FT Partners”), the financial advisor to the Open Lending Board, has reviewed with the Open Lending Board FT Partners’ financial analysis of the Consideration and delivered to the Open Lending Board an oral opinion, which was confirmed by delivery of a written opinion, dated June 15, 2026, addressed to the Open Lending Board, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, factors considered and limitations and qualifications on the review undertaken as described in its opinion, the Offer Consideration to be received by the holders of Shares (other than Cancelled Shares and Dissenting Shares) in the Merger and the Offer (referred to, together and not separately, as the “Transaction”), pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.
The full text of FT Partners’ written opinion, which describes the various assumptions made, procedures followed, matters considered and qualifications and limitations upon the review undertaken by FT Partners in preparing its opinion, will be included as an annex to the Schedule 14D-9. Stockholders are urged to read the full text of that opinion carefully and in its entirety.
How long do I have to decide whether to tender in the Offer?
You have until the expiration time of the Offer to tender. The Offer currently is scheduled to expire at one minute past 11:59 p.m., New York City time, on July 27, 2026. We have agreed to extend the Offer in the following circumstances pursuant to the terms of the Merger Agreement:
•
for successive periods of not more than five business days, or for such longer period as the parties may agree, if, on the then-effective expiration date, any of the Offer Conditions (other than any Offer Conditions that by their nature are to be satisfied at the expiration of the Offer) have not been satisfied or waived; provided that we are not required to extend the Offer for more than three successive five-business-day periods if the sole Offer Condition that has not been satisfied is the Minimum Tender Condition; and

•
for any period required by any rule, regulation, interpretation or position of the SEC or its staff applicable to the Offer or necessary to resolve any comments of the SEC or its staff applicable to the Offer or the Offer documents.

Notwithstanding the foregoing, the Merger Agreement provides that in no event will the Purchaser be required to extend the Offer beyond October 15, 2026; provided that such date will be automatically extended for two months if, as of such date, all Offer Conditions (other than the condition relating to the expiration or termination of the applicable waiting period under the HSR Act and any legal restraint relating to the HSR Act, and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied or waived.
If the Offer is extended, we will issue a press release announcing the extension at or before 9:00 a.m., New York City time, on the next business day after the date the Offer was scheduled to expire. See “The Offer — Section 1 — Terms of the Offer.”
What are the conditions to the Offer?
The consummation of the Offer is subject to a number of conditions, including, among other things, the Minimum Tender Condition, the Regulatory Approvals Condition, the Material Adverse Effect Condition and the No Injunction Condition, each as defined and set forth in “The Offer — Section 15 — Conditions of the Offer.”
Subject to applicable law, the applicable rules and regulations of the SEC and the terms and conditions of the Merger Agreement, ANV and Purchaser expressly reserve the right (but will not be obligated) to waive any conditions to the Offer at any time in each case by giving oral or written notice of such waiver to the Depositary and by making public announcement thereof, except for the Minimum Tender Condition, which may be waived by ANV and Purchaser only with the prior written consent of Open Lending. If we waive a material condition of the Offer, we will extend the Offer, if required by applicable law, for a period sufficient to allow you to consider the amended terms of the Offer.
The consummation of the Offer is not conditioned upon any financing arrangements or subject to any financing condition.
How will I be notified if the Offer is extended?
If we decide to extend the Offer, we will inform Equiniti Trust Company, LLC, the depositary for the Offer (the “Depositary”), of that fact and will make a public announcement of the extension, no later than 9:00 a.m., New York City time, on the next business day after the date the Offer was scheduled to expire. See “The Offer — Section 1 — Terms of the Offer.”
How do I tender my Shares?
To tender Shares, you must deliver the certificates representing your Shares, together with a completed Letter of Transmittal and any other required documents, to the Depositary, or tender such Shares pursuant to the procedure for book-entry transfer set forth in “The Offer — Section 3 — Procedure for Tendering Shares — Book-Entry Transfer,” not later than the time the Offer expires. If your Shares are held in street name by your broker, dealer, bank, trust company or other nominee, such nominee can tender your Shares through The Depository Trust Company.
If you cannot deliver everything required to make a valid tender to the Depositary before the expiration of the Offer, you may have a limited amount of additional time by having a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of Securities Transfer Agents Medallion Program or other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), guarantee, pursuant to a Notice of Guaranteed Delivery, that the missing items will be received by the Depositary within one Nasdaq Stock Market (“Nasdaq”) trading day. However, the Depositary must receive the missing items within that one-trading-day period. See “The Offer — Section 3 — Procedure for Tendering Shares.”
Until what time can I withdraw tendered Shares?
You can withdraw some or all of the tendered Shares at any time before the Offer has expired, and, thereafter, you can withdraw them at any time until we accept such Shares for payment, which we would expect to do immediately following expiration of the Offer if the conditions to the Offer have been satisfied or, if permitted, waived. See “The Offer — Section 4 — Withdrawal Rights.”
How do I withdraw tendered Shares?
To withdraw tendered Shares, you must deliver a written notice of withdrawal with the required information to the Depositary while you have the right to withdraw the Shares. See “The Offer — Section 4 — Withdrawal Rights.”
When and how will I be paid for my tendered Shares?
Upon the terms and subject to the conditions of the Offer, we will pay for all validly tendered and not withdrawn Shares promptly after the later of the date of expiration of the Offer and the satisfaction or waiver of the conditions to the Offer set forth in “The Offer — Section 15 — Conditions of the Offer.”
We will pay for your validly tendered and not validly withdrawn Shares by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary of certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares) as described in “The Offer — Section 3 — Procedure for Tendering Shares”, a properly completed, timely received and duly executed Letter of Transmittal (or a manually signed facsimile thereof) or Agent’s

Message (as defined in “The Offer — Section 3 — Procedure for Tendering Shares”) in lieu of a Letter of Transmittal and any other required documents for such Shares. See “The Offer — Section 2 — Acceptance for Payment and Payment for Shares.”
Will the Offer be followed by a merger if all Shares are not tendered in the Offer?
If we accept for payment and pay for at least that number of Shares (excluding Shares tendered in the Offer pursuant to guaranteed delivery procedures that have not yet been “received” (as such term is defined in Section 251(h)(6)f. of the DGCL)) that, when added to the Shares owned by ANV and its subsidiaries, represents at least a majority of the outstanding Shares as of the time of the expiration of the Offer, and the other conditions to the Merger are satisfied or waived, we will effect the Merger as soon as practicable thereafter in accordance with the terms of the Merger Agreement without a vote or any further action by the stockholders of Open Lending pursuant to Section 251(h) of the DGCL. If the Merger takes place, Open Lending will become an indirect wholly-owned subsidiary of ANV, and all remaining holders of Shares (other than Shares held by ANV or its subsidiaries, Open Lending or its subsidiaries or by stockholders who exercise and perfect their appraisal rights under the DGCL) will be entitled to receive the same amount of cash per Share that they would have received had they validly tendered their Shares in the Offer. See “The Offer — Section 13 — Purpose of the Offer and the Merger; Plans for Open Lending; Statutory Requirements; Approval of the Merger.”
If you do not tender your Shares to the Offer and the Merger does take place, a summary of your appraisal rights under the DGCL is discussed in “The Offer — Section 16 — Certain Legal Matters; Regulatory Approvals; Appraisal Rights.”
Do I have to vote to approve the Merger?
No. If we consummate the Offer, and accordingly acquire a number of Shares such that the Minimum Tender Condition is satisfied, then, in accordance with the terms of the Merger Agreement, we will complete the Merger without a vote of the Open Lending stockholders pursuant to Section 251(h) of the DGCL. See “The Offer — Section 13 — Purpose of the Offer and the Merger; Plans for Open Lending; Statutory Requirements; Approval of the Merger.”
What will happen to my stock options, restricted stock units and performance stock units in the Offer?
The Offer is being made only for Shares and not for outstanding equity awards. The Merger Agreement provides for the following treatment of Open Lending’s equity awards at the effective time of the Merger:
•
each outstanding option to purchase Shares (an “Option”) (which, to the extent unvested, will accelerate and become fully vested and exercisable immediately prior to, and contingent upon, the effective time of the Merger) having an exercise price less than the Merger Consideration will automatically be canceled, by virtue of the Merger and without any action on the part of any holder of any such Option, and converted into the right to receive from the Surviving Corporation an amount in cash (without interest and less any applicable withholding tax), if any, equal to the product of (i) the aggregate number of Shares underlying such Option immediately prior to the effective time of the Merger, multiplied by (ii) an amount equal to (A) the Merger Consideration, minus (B) the per share exercise price of such Option;

•
each Option having a per share exercise price equal to or greater than the Merger Consideration will automatically be canceled, by virtue of the Merger and without any action on the part of any holder of any such Option, for no consideration;

•
each restricted stock unit (an “RSU”) that is outstanding (which will become fully vested as of immediately prior to the effective time of the Merger) will be canceled, and, in exchange thereof, the holder of such canceled RSU will be entitled to receive an amount in cash (without interest and less any applicable withholding tax) equal to the product of (A) the total number of Shares underlying such RSU immediately prior to the effective time of the Merger, multiplied by (B) the Merger Consideration;

•
effective as of immediately prior to the effective time of the Merger, each performance stock unit (a “PSU”) that is outstanding will become vested on a one-PSU-for-one-Share basis, and, as of the effective time of the Merger, (i) the vested portion of each PSU will be canceled and converted into the right to receive an amount in cash (without interest and less any applicable withholding tax) equal to the product of (A) the aggregate number of Shares underlying the vested portion of such PSU as of immediately prior to the effective time of the Merger, multiplied by (B) the Merger Consideration, and (ii) the unvested portion of each PSU will be automatically canceled without any cash payment or other consideration being made in respect thereof; and
•
all payments in respect of Options, RSUs and PSUs will be made on the first regularly scheduled payroll date of Open Lending or its subsidiaries, as applicable, that occurs at least five business days after the effective time of the Merger.

See “The Offer — Section 12 — The Merger Agreement; Other Agreements.”
If the Offer and the Merger are consummated, will Open Lending continue as a public company?
No. As described above, we will, as soon as practicable following the consummation of the Offer, acquire all the remaining Shares in the Merger. If the Offer is consummated, we expect to complete the Merger pursuant to the applicable provisions of the DGCL, after which the Surviving Corporation will be an indirect wholly-owned subsidiary of ANV and the Shares will no longer be publicly traded or listed on any securities exchange.
If I decide not to tender, how will the Offer affect my Shares?
As described above, if the Offer is consummated, we have agreed to consummate the Merger as soon as practicable thereafter. If the Merger is consummated, stockholders who did not tender their Shares in the Offer (other than those that properly exercise and perfect their appraisal rights) will be entitled to receive cash in an amount equal to the price per Share paid in the Offer (without interest and less any applicable withholding tax). If, however, the Offer is consummated and the Merger does not take place for any reason, your Shares may be affected, among other ways, as described in this Offer to Purchase. See “The Offer — Section 7 — Stock Exchange Listing; Registration Under the Exchange Act; Margin Regulations.”
Have any stockholders already agreed to tender their Shares in the Offer or to otherwise support the Offer?
Yes. On June 15, 2026, in connection with the execution and delivery of the Merger Agreement, Jessica Buss, the Chief Executive Officer and Chairman of the Board of Open Lending, Nebula Holdings, LLC and Bregal Sagemount I, LP (collectively, the “Supporting Stockholders”), solely in their respective capacities as stockholders of Open Lending, entered into a tender and support agreement (each such agreement, a “Tender and Support Agreement”) with ANV and Purchaser, pursuant to which each Supporting Stockholder agreed, among other things, (i) to tender all of the Shares held by such Supporting Stockholder in the Offer, subject to certain exceptions (including the valid termination of the Merger Agreement), (ii) to vote against other proposals to acquire Open Lending and (iii) to certain other restrictions on their ability to take actions with respect to Open Lending and their Shares.
Each Tender and Support Agreement terminates automatically with respect to the applicable Supporting Stockholder upon the first to occur of (i) the valid termination of the Merger Agreement in accordance with its terms, (ii) the effective time of the Merger, (iii) the termination of such Tender and Support Agreement by written notice of termination from ANV to the applicable Supporting Stockholder(s) or (iv) the date on which any amendment or change to the Merger Agreement or the Offer is effected without the applicable Supporting Stockholders’ consent that decreases the amount, or changes the form or terms, of consideration payable to all stockholders of Open Lending pursuant to the terms of the Merger Agreement or imposes any additional material restrictions or conditions on the payment of the consideration payable in the Merger or any consideration otherwise payable with respect to such Supporting Stockholder’s Subject Shares. Upon the valid termination of a Tender and Support Agreement, no party thereunder will have any further obligations or liabilities under the applicable Tender and Support Agreement. The Supporting Stockholders collectively beneficially owned approximately 12.8% of the outstanding Shares as of June 15, 2026.
See “The Offer — Section 12 — The Merger Agreement; Other Agreements — Other Agreements.”

Are appraisal rights available in the Offer or the Merger?
Appraisal rights are not available in connection with the Offer, and the holders of Shares who tender such Shares in connection with the Offer will not have appraisal rights in connection with the Offer or the Merger with respect to such tendered Shares. However, if the Offer is successful and the Merger is consummated, Open Lending’s stockholders and beneficial owners immediately prior to the effective time of the Merger who (i) did not tender their Shares in the Offer (or, if tendered, validly and subsequently withdrew such Shares); (ii) make a valid demand for appraisal; (iii) have not otherwise waived appraisal rights; and (iv) otherwise comply with the statutory requirements of Section 262 of the Delaware General Corporation Law (“Section 262”) (and who do not thereafter lose their appraisal rights by withdrawal, failure to perfect or otherwise), will be entitled to seek appraisal of their Shares in connection with the Merger under Section 262 and to receive payment in cash for the “fair value” of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court together with interest, if any, to be paid upon the amount determined to be the fair value of such Shares. These rights are known as appraisal rights under Delaware law. See “The Offer — Section 16 — Certain Legal Matters; Regulatory Approvals; Appraisal Rights.”
Will there be a subsequent offering period?
No. Pursuant to Section 251(h) of the DGCL, we expect the Merger to occur as promptly as practicable following the consummation of the Offer without a subsequent offering period.
What is the market value of my Shares as of a recent date?
On June 26, 2026, the last trading day before the commencement of the Offer, the last sales price of the Shares reported on Nasdaq was $3.12 per Share. The Offer Consideration represents a premium of approximately 78% over Open Lending’s 90-day volume weighted average price as of June 15, 2026, the last trading day prior to the announcement of the transaction. Please obtain a recent quotation for your Shares prior to deciding whether or not to tender. See “The Offer — Section 6 — Price Range of Shares; Dividends.”
What are the material U.S. federal income tax considerations of participating in the Offer?
In general, the receipt of cash in exchange for Shares pursuant to the Offer and the Merger will be a taxable transaction for U.S. federal income tax purposes. See “The Offer — Section 5 — Certain U.S. Federal Income Tax Considerations.”
We recommend that you consult your tax advisor to determine the tax consequences to you of participating in the Offer or the Merger in light of your particular circumstances (including the application and effect of any state, local or non-U.S. income and other tax laws).
Who can I talk to if I have questions about the Offer?
Questions and requests for assistance may be directed to Innisfree M&A Incorporated, the information agent for the Offer, at the telephone number and address set forth below and on the back cover page of this Offer to Purchase. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.
The Information Agent for the Offer is:
Innisfree M&A Incorporated
500 Fifth Avenue, 21st Floor
New York, NY 10110
Stockholders may call toll free: (877) 456-3507
Banks and Brokers may call collect: (212) 750-5833

To the Stockholders of Open Lending Corporation:
INTRODUCTION
We, Lakers Acquisition Sub, Inc., a Delaware corporation (the “Purchaser”) and an indirect wholly-owned subsidiary of ANV Group Holdings Ltd., a private limited company incorporated under the laws of England and Wales (“ANV”), are offering to purchase any and all outstanding shares of common stock (the “Shares”), par value $0.01 per share, of Open Lending Corporation, a Delaware corporation (“Open Lending”) at a price of $3.15 per Share, to the seller in cash, without interest and less any required withholding taxes (the “Offer Consideration”), upon the terms and subject to the conditions set forth in this Offer to Purchase (as may be subsequently amended and supplemented from time to time, the “Offer to Purchase”) and the accompanying letter of transmittal (the “Letter of Transmittal”), which, together with any amendments or supplements thereto, collectively constitute the “Offer.” Stockholders who have Shares registered in their own names and tender directly to Equiniti Trust Company, LLC, the depositary for the Offer (the “Depositary”), will not have to pay brokerage fees, commissions or similar expenses. Stockholders with Shares held in street name by a broker, dealer, bank, trust company or other nominee should consult with their nominee to determine whether such nominee will charge a fee for tendering Shares on their behalf. Except as set forth in Instruction 6 of the Letter of Transmittal, stockholders will not be obligated to pay transfer taxes on the sale of Shares pursuant to the Offer. We will pay all charges and expenses of the Depositary and Innisfree M&A Incorporated (the “Information Agent”) incurred in connection with their services in such capacities in connection with the Offer. See “The Offer — Section 18 — Fees and Expenses.”
The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 15, 2026 (together with any amendments or supplements thereto, the “Merger Agreement”), by and among ANV, Purchaser and Open Lending, pursuant to which, following consummation of the Offer and subject to the satisfaction or waiver of certain customary conditions set forth in the Merger Agreement, Purchaser will be merged with and into Open Lending (the “Merger”), with Open Lending surviving the Merger as an indirect wholly-owned subsidiary of ANV, without a vote of the stockholders of Open Lending, in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”). At the effective time of the Merger, each Share issued and outstanding that is not tendered and accepted pursuant to the Offer (other than (i) Shares owned by Open Lending or any direct or indirect wholly-owned subsidiary of Open Lending, (ii) Shares owned by ANV, Purchaser or any direct or indirect wholly-owned subsidiary of ANV or Purchaser or (iii) Shares that are held by stockholders who are entitled to demand and have properly exercised and perfected their respective demands for appraisal for such Shares in accordance with Section 262 of the DGCL (“Section 262”) (the “Dissenting Shares”) (see “The Offer — Section 16 — Certain Legal Matters; Regulatory Approvals; Appraisal Rights”)) will thereupon be canceled and automatically converted into the right to receive cash in an amount equal to the Offer Consideration, without interest, from Purchaser, less any applicable tax withholding.
THE BOARD OF DIRECTORS OF OPEN LENDING UNANIMOUSLY RECOMMENDS THAT YOU ACCEPT THE OFFER AND TENDER ALL OF YOUR SHARES TO PURCHASER PURSUANT TO THE OFFER.
The board of directors of Open Lending (the “Open Lending Board”) has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger) are fair to and in the best interests of Open Lending and its stockholders, (ii) adopted and approved the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger), and declared them to be in the best interests of Open Lending and its stockholders, (iii) resolved that, upon the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with the DGCL, the Merger shall be governed by, and effected pursuant to, Section 251(h) of the DGCL and (iv) resolved to recommend that the stockholders of Open Lending accept the Offer and tender their Shares to Purchaser pursuant to the Offer, on the terms and subject to the conditions set forth in the Merger Agreement.
Descriptions of the Open Lending Board’s reasons for authorizing and approving the Merger Agreement and the consummation of the transactions contemplated thereby are set forth in Open Lending’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), which is being mailed to Open Lending stockholders with the Offer materials (including this Offer to Purchase and the related Letter of

Transmittal). Stockholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth in Item 4 under the sub-headings “Background of the Offer” and “Reasons for the Recommendation.”
THE OFFER IS SUBJECT TO THE CONDITIONS SET FORTH IN THE SECTION OF THIS OFFER TO PURCHASE TITLED “THE OFFER — SECTION 15 — CONDITIONS OF THE OFFER.” These include, among other things, the Minimum Tender Condition, the Regulatory Approvals Condition, the Material Adverse Effect Condition and the No Injunction Condition, each as defined and set forth in the section of the Offer to Purchase titled “The Offer — Section 15 — Conditions of the Offer” beginning on page 46. Consummation of the Offer is not conditioned upon any financing arrangements or subject to any financing condition.
No later than July 8, 2026, ANV plans to file the notification required for the consummation of the Offer and the Merger by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”). ANV believes the proposed transaction will receive necessary clearance under the HSR Act.
As of the date of this Offer to Purchase, ANV and its subsidiaries do not beneficially own any Shares. Open Lending has advised us that, as of the close of business on June 26, 2026, there were 118,322,488 Shares issued and outstanding, 3,544,555 options to purchase shares (“Options”), 3,999,711 restricted stock units (“RSUs”) and 863,594 performance stock units (“PSUs”).
Section 251(h) of the DGCL provides that, subject to certain statutory provisions, if following consummation of a successful tender offer for a public corporation, the purchaser irrevocably accepted for purchase at least the percentage of shares of each class or series of stock of the target corporation that would otherwise be required to adopt a merger agreement involving the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was paid in the tender offer, the purchaser may effect a merger without any vote of the other stockholders of the target corporation. Therefore, the parties have agreed that, subject to the conditions specified in the Merger Agreement, the Merger will become effective as soon as practicable following the consummation of the Offer (but in any event on the same day as the consummation of the Offer), without a vote by, and related stockholder meeting of, Open Lending stockholders, in accordance with Section 251(h) of the DGCL. See “The Offer — Section 13 — Purpose of the Offer and the Merger; Plans for Open Lending; Statutory Requirements; Approval of the Merger.”
No appraisal rights are available in connection with the Offer; however, holders of Shares that are not tendered in the Offer will have appraisal rights, if properly exercised and perfected under the DGCL and not withdrawn, in connection with the Merger. See “The Offer — Section 16 — Certain Legal Matters; Regulatory Approvals; Appraisal Rights.”
This Offer to Purchase and the related Letter of Transmittal contain important information, and you should carefully read both in their entirety before you make a decision with respect to the Offer.

THE OFFER
1.   Terms of the Offer.
Upon the terms and subject to the conditions of the Offer (including, if we extend or amend the Offer, the terms and conditions of any such extension or amendment), we will accept for payment and pay for all Shares validly tendered prior to the Expiration Time (as defined below) and not previously withdrawn in accordance with “The Offer — Section 4 — Withdrawal Rights.” “Expiration Time” means one minute past 11:59 p.m., New York City time, on July 27, 2026 (the “Expiration Time”), unless extended, in which event “Expiration Time” and “Expiration Date” mean the time and date at which the Offer, as so extended, shall expire. A subsequent offering period for the Offer is not contemplated.
The Offer is subject to the conditions set forth in “The Offer — Section 15 — Conditions of the Offer,” which include, among other things, satisfaction of the Minimum Tender Condition, the Regulatory Approvals Condition, the Material Adverse Effect Condition and the No Injunction Condition, each as defined and set forth in the section of the Offer to Purchase titled “The Offer — Section 15 — Conditions of the Offer” beginning on page 46. Subject to the satisfaction or waiver of the conditions to the Offer, we will accept and pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer as soon as practicable after the Expiration Time (but in any event, within two business days after the date and time Purchaser irrevocably accepts for payment all shares of Common Stock validly tendered and not validly withdrawn pursuant to the Offer). Pursuant to the terms of the Merger Agreement, if, on the then-effective Expiration Time, any of the conditions to the Offer set forth in “The Offer — Section 15 — Conditions of the Offer” have not been satisfied or waived, we have agreed to extend the Offer for successive periods of not more than five business days (the length of such period to be determined by us in our sole discretion), or for such longer period as the parties may agree, in order to permit the satisfaction of the conditions of the Offer. In addition, we have agreed to extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or its staff applicable to the Offer or necessary to resolve any comments of the SEC or its staff applicable to the Offer or the Offer documents; provided, however, if the sole Offer Condition that has not been satisfied is the Minimum Tender Condition, Purchaser shall not be required to extend the Offer for more than three successive five-business-day periods. In no event are we required to extend the Offer beyond October 15, 2026; provided that such date will be automatically extended for two months if, as of such date, all Offer Conditions (other than the condition relating to the expiration or termination of the applicable waiting period under the HSR Act and any legal restraint relating to the HSR Act, and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied or waived (such date, as it may be so extended, the “Outside Date”). Purchaser is not required to extend the Offer beyond the Outside Date and is not permitted to extend the Offer beyond the Outside Date without Open Lending’s written consent.
Subject to the applicable rules and regulations of the SEC, we reserve the right to waive any of the conditions to the Offer and make any other changes to the terms of the Offer, provided that Open Lending’s consent is required for us to (i) decrease the Offer Consideration or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought to be purchased in the Offer, (iii) impose conditions or requirements to the Offer in addition to the conditions of the Offer set forth in “The Offer — Section 15 — Conditions of the Offer” or amend, modify or supplement any of the conditions of the Offer set forth in “The Offer — Section 15 — Conditions of the Offer”, (iv) waive, modify or amend the Minimum Tender Condition or Termination Condition, (v) amend any other term of the Offer in a manner that is adverse to the holders of Shares except as required or permitted by the Merger Agreement or (vi) extend the Expiration Time (or make any other amendment that would have the effect of extending the Expiration Time), including providing any “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d-11 under the Exchange Act, except as required or permitted by the Merger Agreement.
If we make any material change in the terms of or information concerning the Offer or waive a material condition of the Offer, we will extend the Offer, if required by applicable law, for a period sufficient to allow you to consider the amended terms of the Offer. In a published release, the SEC has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of such offer and that the waiver of a condition such as the Minimum Tender Condition is a material change in the terms of an offer. The SEC release states that an offer should remain open for a minimum of five (5) business days from the date the material change is first published, sent or given to stockholders, and that if material changes are made with respect to information that approaches the significance of price and number of shares tendered for, a minimum of ten (10) business days may be required to allow adequate dissemination and investor response.
The term “business day” for these purposes means any day other than Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.
If at any time during the period between June 15, 2026 and the Effective Time, any change in the number of Shares or securities convertible or exchangeable into or exercisable for Shares occurs as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer or other similar transaction, the Offer Consideration, the Merger Consideration and related payments will be equitably adjusted such that following such adjustment the holders of Shares are entitled to receive the same aggregate consideration as contemplated by the Merger Agreement prior to such event.
If we extend the Offer, are delayed in accepting for payment of or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain all Shares tendered on our behalf, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as provided in “The Offer — Section 4 — Withdrawal Rights.” Our reservation of the right to delay acceptance for payment of or payment for Shares is subject to applicable law, which requires that we pay the consideration offered or return the Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer. In addition, in the Merger Agreement, we have agreed that, on the terms and subject to the conditions of the Offer and the Merger Agreement, Purchaser will (and ANV will cause Purchaser to) pay for all Shares validly tendered (and not validly withdrawn) in the Offer promptly (and in any event within two (2) business days after the date and time Purchaser irrevocably accepts for payment all shares of Common Stock validly tendered and not validly withdrawn pursuant to the Offer).
Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. In the case of an extension of the Offer, we will make a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time.
Open Lending has provided us with its stockholder list and security position listings which will be used, if needed, for the purpose of disseminating the Offer to holders of Shares. We will send this Offer to Purchase, the related Letter of Transmittal and other related documents to record holders of Shares and to brokers, dealers, banks, trust companies and other nominees whose names appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.
As soon as practicable following the consummation of the Offer, ANV and Purchaser expect to complete the Merger without a vote of the stockholders of Open Lending pursuant to Section 251(h) of the DGCL.
2.   Acceptance for Payment and Payment for Shares.
Upon the terms and subject to the conditions of the Offer (including, if we extend or amend the Offer, the terms and conditions of any such extension or amendment), we will accept for payment and pay for all Shares validly tendered before the Expiration Time and not validly withdrawn. We expressly reserve the right, in our sole discretion, but subject to applicable laws, to delay acceptance for and thereby delay payment for Shares in order to comply with applicable laws or if any of the conditions referred to in “The Offer —  Section 15 — Conditions of the Offer” have not been satisfied or if any event specified in such Section has occurred. Subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we reserve the right, in our sole discretion and subject to applicable law, to delay the acceptance for payment or payment for Shares until satisfaction of all conditions to the Offer. For a description of our right to terminate the Offer and not accept for payment or pay for Shares or to delay acceptance for payment or payment for Shares, see “The Offer —  Section 15 — Conditions of the Offer.”
We will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a confirmation of a book-entry transfer of such Shares) into the Depositary’s account at the Book-Entry Transfer Facility (as defined in “The Offer — Section 3 — Procedure for Tendering Shares”), (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) or Agent’s Message in lieu of a Letter of Transmittal and (iii) any other required documents. For a description of the procedure for tendering Shares pursuant to the Offer, see “The Offer — Section 3 — Procedure for Tendering Shares.” Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occurs at different times. Under no circumstances will we pay interest on the consideration paid for tendered Shares, regardless of any extension of or amendment to the Offer or any delay in making such payment.
For purposes of the Offer, we shall be deemed to have accepted for payment tendered Shares when, as and if we give oral or written notice of our acceptance to the Depositary.
We will pay $3.15 per Share to all stockholders that validly tender and do not validly withdraw their Shares pursuant to the Offer, subject to the conditions of the Offer.
Shares tendered by Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Tender Condition unless and until Shares underlying such Notice of Guaranteed Delivery are received by the Depositary.
If any tendered Shares are not accepted for payment pursuant to the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), without expense to you, as promptly as practicable following the expiration or termination of the Offer.
3.   Procedure for Tendering Shares.
Valid Tender of Shares.   In order for you to validly tender Shares pursuant to the Offer, either (i) the Depositary must receive at one of its addresses set forth on the back cover of this Offer to Purchase (a) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) or Agent’s Message (as defined below) in lieu of a Letter of Transmittal and any other documents required by the Letter of Transmittal and (b) certificates for the Shares to be tendered or delivery of such Shares pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery including an Agent’s Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case by the Expiration Time, or (ii) the guaranteed delivery procedure described below must be complied with.
The method of delivery of Shares, the Letter of Transmittal, the Agent’s Message and all other required documents, including through the Book-Entry Transfer Facility, is at the sole option and risk of the tendering stockholder, and delivery of the Shares, the Letter of Transmittal and all other required documents will be deemed made, and risk of loss thereof will pass, only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If certificates for Shares are sent by mail, we recommend registered mail with return receipt requested, properly insured, in time to be received on or prior to the Expiration Time.
The valid tender of Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that (i) you own the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act, (ii) the tender of such Shares complies with Rule 14e-4 under the Exchange Act, (iii) you have the full power and authority to tender, sell, assign and transfer the Shares tendered, as specified in the Letter of Transmittal and (iv) when the same are accepted for payment by the Purchaser, the Purchaser will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.
Our acceptance for payment of Shares tendered by you pursuant to the Offer will constitute a binding agreement between us with respect to such Shares, upon the terms and subject to the conditions of the Offer.
Book-Entry Transfer.   The Depositary will establish an account with respect to the Shares for purposes of the Offer at The Depository Trust Company (the “Book-Entry Transfer Facility”) after the date of this

Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility’s system may make book-entry transfer of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees or an Agent’s Message and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Time, or the guaranteed delivery procedure described below must be complied with. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute receipt by the Depositary.
The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that we may enforce such agreement against such participant.
Signature Guarantees.   All signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of the Securities Transfer Agents Medallion Program or any other “eligible guarantor institution” (as such term is defined in Rule 17Ad-15 under the Exchange Act) (each an “Eligible Institution”), unless (i) the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith and such holder has not completed the box entitled “Special Payment Instructions” on the Letter of Transmittal or (ii) such Shares are tendered for the account of an Eligible Institution. See Instructions 1, 5 and 7 of the Letter of Transmittal.
If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1, 5 and 7 of the Letter of Transmittal.
Guaranteed Delivery.   If you wish to tender Shares pursuant to the Offer and cannot deliver such Shares and all other required documents to the Depositary by the Expiration Time or cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may nevertheless tender such Shares if all of the following conditions are met:
(i)   such tender is made by or through an Eligible Institution;
(ii)   a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by us is received by the Depositary, as provided below, by the Expiration Time; and
(iii)   the certificate for such Shares, together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees (in respect of Shares tendered by any means other than book-entry transfer through the Depositary) or, in the case of a book-entry transfer through The Depository Trust Company, a book-entry confirmation with respect to all such Shares together with an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, are received by the Depositary within one trading day after the date of execution of such Notice of Guaranteed Delivery. A “trading day” is any day on which Nasdaq is open for business.
The Notice of Guaranteed Delivery may be delivered or transmitted by mail or email to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.
Backup Withholding.   Under U.S. federal income tax laws, payments in connection with the Offer may be subject to “backup withholding” unless a tendering holder (1) provides a correct taxpayer identification number (which, for an individual, is the holder’s social security number) and any other required information, or (2) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, and otherwise complies with applicable requirements of the backup withholding rules. A holder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service (“IRS”). To avoid backup withholding of U.S. federal income tax on payments made pursuant to the Offer, each tendering U.S. Holder (as defined in “The Offer — Section 5 — Certain U.S. Federal Income Tax Considerations”) should complete and return the IRS Form W-9 included with the Letter of Transmittal. Each tendering Non-U.S. Holder (as defined in “The Offer — Section 5 — Certain U.S. Federal Income Tax Considerations”) should complete and submit IRS Form W-8BEN, W-8BEN-E (or other applicable IRS Form W-8), which can be obtained from the Depositary or at http://www.irs.gov. For a more detailed discussion of backup withholding, see “The Offer — Section 5 — Certain U.S. Federal Income Tax Considerations.”
Appointment of Proxy.   By executing a Letter of Transmittal or, in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of a Letter of Transmittal, you irrevocably appoint our designees as your attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of your rights with respect to the Shares tendered and accepted for payment by us (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). This power-of-attorney and proxy will be governed by and construed in accordance with the laws of the State of Delaware and applicable federal securities laws. All such powers-of-attorney and proxies are irrevocable and coupled with an interest in the tendered Shares (and such other Shares and securities). Such appointment is effective only upon our acceptance for payment of such Shares. Upon such acceptance for payment, all prior powers-of-attorney, proxies and consents granted by you with respect to such Shares (and such other Shares and securities) will, without further action, be revoked, and no subsequent powers-of-attorney, proxies or consents may be given (and, if previously given, will cease to be effective). Our designees will be empowered to exercise all your voting and other rights with respect to such Shares (and such other Shares and securities) as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of Open Lending’s stockholders, or with respect to any actions by written consent in lieu of any such meeting or otherwise. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, we or our designee must be able to exercise full voting, consent and other rights with respect to such Shares (and such other Shares and securities) (including voting at any meeting of stockholders).
The foregoing proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of Open Lending’s stockholders.
Determination of Validity.   All questions as to the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto), the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our discretion, which determination will be final and binding on all parties, subject to the rights of holders of Shares to challenge such determination with respect to their Shares in a court of competent jurisdiction and any subsequent judgment of any such court. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any condition of the Offer to the extent permitted by applicable law or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to our satisfaction. None of the Purchaser, ANV or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.
4.   Withdrawal Rights.
Except as otherwise provided in this Section 4, tenders of Shares are irrevocable. You may withdraw Shares that you have previously tendered pursuant to the Offer pursuant to the procedures set forth below at any time before the Expiration Time and, if such Shares have not yet been accepted for payment as provided herein, any time after August 28, 2026, which is 60 days from the date of the commencement of the Offer.

If we extend the Offer, delay acceptance for payment or payment for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 4.
For your withdrawal to be effective, a written notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the certificates evidencing Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted before the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.
Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered. However, withdrawn Shares may be re-tendered by again following one of the procedures described in “The Offer — Section 3 — Procedure for Tendering Shares” at any time before the Expiration Time.
We will determine, in our discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and our determination shall be final and binding, subject to the rights of holders of Shares to challenge such determination with respect to their Shares in a court of competent jurisdiction and any subsequent judgment of any such court. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of Shares by any stockholder, whether or not similar defects or irregularities are waived in the case of any stockholder. None of ANV, the Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.
5.   Certain U.S. Federal Income Tax Considerations.
This section is a general summary of the U.S. federal income tax considerations to holders whose Shares are tendered and accepted for payment pursuant to this Offer or whose Shares are not tendered but instead converted into the right to receive cash in the Merger. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), regulations thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This summary does not address any tax consequences arising under state, local or non-U.S. tax laws or U.S. federal estate or gift tax laws.
This discussion is limited to holders who hold Shares as capital assets for U.S. federal income tax purposes (generally, property held for investment). This discussion does not address all U.S. federal income tax considerations that may be relevant to a holder in light of such holder’s particular circumstances (including the impact of the Medicare contribution tax on certain net investment income). This discussion also does not address all U.S. federal income tax considerations that may be relevant to holders that are subject to special tax rules, including expatriates and certain former citizens of the United States, holders whose functional currency is not the U.S. dollar, partnerships, S corporations and other pass-through entities, “controlled foreign corporations,” “passive foreign investment companies,” financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax qualified retirement plans, persons liable for the alternative minimum tax, persons holding Shares as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment, holders who acquired their Shares through stock options or stock purchase plan programs or other compensatory arrangements, regulated investment companies, real estate investment trusts, a holder that owns, actually or constructively, 5% or more of the Shares, investors who have elected to use a mark-to-market method of tax accounting, persons subject to the personal holding company or accumulated earnings rules, taxpayers subject to the anti-inversion rules, persons subject to special tax accounting rules as a result of any item of gross income with respect to the Shares being taken into account in an “applicable financial statement” (as defined in section 451 of the Code), a holder holding Shares as qualified small business stock for purposes of Sections 1045 and/or 1202 of the Code, a holder who acquires or sells Shares as part of wash sales for U.S. federal income tax purposes, or holders deemed to sell Shares under the constructive sale provisions of the Code.
For purposes of the Offer, a “U.S. Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (1) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of the trust, or (2) it has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person. For purposes of the Offer, a “Non-U.S. Holder” is a beneficial owner of Shares (other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.
If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding Shares should consult their tax advisors as to the tax consequences of this Offer or the Merger applicable to them.
Holders are urged to consult their tax advisors to determine the tax consequences of participating in the Offer and the Merger in light of their particular circumstances (including the application and effect of any state, local or non-U.S. income and other tax laws).
U.S. Holders
Consequences of the Offer.   The receipt of cash by U.S. Holders in exchange for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, you will recognize a capital gain or loss in an amount equal to the difference, if any, between the amount of cash received and your adjusted basis in the Shares exchanged. Gain or loss will be determined separately for each block of Shares (that is, Shares acquired at the same price in a single transaction) exchanged. If you are an individual or other non-corporate U.S. Holder whose holding period in the Shares exceeds one year, any such capital gain will generally be taxed at preferential rates. The deductibility of capital losses is subject to limitations.
Information Reporting and Backup Withholding.   Payments made to U.S. Holders pursuant to the Offer or the Merger may be subject to information reporting and backup withholding. To avoid backup withholding, each U.S. Holder should provide the Depositary with a properly executed IRS Form W-9 included with the Letter of Transmittal certifying such U.S. Holder’s correct taxpayer identification number or otherwise establishing an exemption. Backup withholding is not an additional tax. U.S. Holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund with the IRS.
Non-U.S. Holders
Consequences of the Offer.   Subject to the discussion below under “— Information Reporting and Backup Withholding,” and “— Foreign Account Tax Compliance Act or FATCA,” a Non-U.S. Holder who receives cash in exchange for Shares pursuant to the Offer or the Merger will generally not be subject to U.S. federal income tax or withholding on any gain recognized, unless:
•
the gain, if any, is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States, and if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States;

•
the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the exchange of Shares pursuant to the Offer, and certain other requirements are met; or

•
Open Lending is or has been a “U.S. real property holding corporation” (a “USRPHC”) under section 897 of the Code at any time during the shorter of the five-year period ending on the date of the disposition and your holding period for the Shares, in which case, subject to the exception set forth in the second sentence of the next paragraph, such gain will be subject to U.S. federal income tax in the same manner as income effectively connected with the conduct of a trade or business within the United States.

In general, a corporation is a USRPHC if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. In the event that Open Lending is determined to be a USRPHC, gain will not be subject to tax as U.S. trade or business income if your holdings (direct and indirect) at all times during the applicable period constituted 5% or less of the Shares, provided that the Shares were regularly traded on an established securities market during such period.
Gain on the Shares that is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the Non-U.S. Holder) will be subject to U.S. federal income tax on a net basis at the graduated rates applicable to U.S. persons generally (and, with respect to corporate Non-U.S. Holders, may also be subject to a branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty). Gain described in the second bullet of the first paragraph will generally be subject to a flat 30% tax (unless reduced or eliminated by an applicable income tax treaty).
Non-U.S. Holders are urged to consult their tax advisors to determine the U.S. federal, state, local and other tax considerations that may be relevant to them in light of their particular circumstances and as to any applicable tax treaties that might provide for different rules.
Information Reporting and Backup Withholding.   Payments made to Non-U.S. Holders pursuant to the Offer or the Merger may be subject to information reporting and backup withholding. To avoid backup withholding, each Non-U.S. Holder should provide the Depositary with a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable IRS Form W-8) certifying such Non-U.S. Holder’s non-U.S. status or by otherwise establishing an exemption. Backup withholding is not an additional tax. Non-U.S. Holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund with the IRS.
Foreign Account Tax Compliance Act or FATCA.   Legislation incorporating provisions commonly referred to as FATCA imposes a withholding tax on certain types of payments made to “foreign financial institutions” and certain other “non-financial foreign entities” as defined in the Code and applicable Treasury Regulations. The legislation, together with Treasury Regulations issued thereunder, generally imposes a 30% withholding tax on certain payments made to a foreign financial institution or to a non-financial foreign entity (whether as beneficial owner or intermediary), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner and such entity meets certain other specified requirements, or (3) an exemption applies.
Currently proposed Treasury Regulations provide that FATCA withholding does not apply to gross proceeds from the disposition of Shares. Pursuant to the preamble to the proposed Treasury Regulations, we and any other applicable withholding agent may (but are not required to) rely on this proposed change to FATCA withholding until final regulations are issued or the proposed regulations are withdrawn.
No additional amounts will be paid to holders in respect of any amounts withheld, including pursuant to FATCA. Holders should consult their tax advisors regarding the application of FATCA.
THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR HOLDERS. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF PARTICIPATING IN THE OFFER OR THE MERGER UNDER ANY U.S. FEDERAL, STATE, FOREIGN, LOCAL OR OTHER TAX LAWS.

6.   Price Range of Shares; Dividends.
The Shares are listed and principally traded on the Nasdaq Global Market under the symbol “LPRO.” The following table sets forth, for each of the periods indicated, the high and low intraday prices per Share on Nasdaq:
	High	Low
Fiscal Year 2024:
First Quarter	$8.70	$5.89
Second Quarter	$6.97	$4.57
Third Quarter	$6.76	$4.88
Fourth Quarter	$6.92	$5.29
Fiscal Year 2025:
First Quarter	$6.73	$2.70
Second Quarter	$2.34	$0.70
Third Quarter	$2.70	$1.87
Fourth Quarter	$2.15	$1.35
Fiscal Year 2026:
First Quarter	$2.35	$1.18
Second Quarter (through June 26, 2026)	$3.13	$1.18
On June 26, 2026, the last trading day before the commencement of the Offer, the last reported sale price of the Shares on Nasdaq was $3.12 per Share. The Offer Consideration represents a premium of approximately 78% over Open Lending’s 90-day volume weighted average price as of June 15, 2026, the last trading day prior to the announcement of the transaction. You are urged to obtain current market quotations for the Shares prior to making any decision with respect to the Offer.
ANV and Purchaser understand that Open Lending has never declared or paid cash dividends on the Shares and does not intend to declare or pay cash dividends on the Shares in the foreseeable future.
7.   Stock Exchange Listing; Registration Under the Exchange Act; Margin Regulations.
Assuming the requirements of Section 251(h) of the DGCL are satisfied, no stockholder vote will be required to consummate the Merger. Following consummation of the Offer and subject to the satisfaction or waiver of the remaining conditions contained in the Merger Agreement, the Merger Agreement requires that the Merger will be consummated as soon as practicable following the consummation of the Offer.
Stock Exchange Listing.   The Shares are listed on Nasdaq. Promptly following the consummation of the Offer, we intend to consummate the Merger. If the Merger is consummated, the Shares will no longer meet the requirements for continued listing on Nasdaq because there will only be a single holder of the Shares, which will be the Purchaser, and will cause Open Lending to delist the Shares from Nasdaq.
Registration Under the Exchange Act.   The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of Open Lending to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Open Lending to its stockholders and to the SEC and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement pursuant to Section 14(a) in connection with a stockholders’ meeting and the related requirement to furnish an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions, no longer applicable to the Shares. Furthermore, “affiliates” of Open Lending and persons holding “restricted securities” of Open Lending may be deprived of, or delayed in, the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

Following the purchase of Shares in the Offer and subject to the satisfaction or waiver of the remaining conditions contained in the Merger Agreement, we will consummate the Merger as soon as practicable thereafter (but in any event on the same day as the consummation of the Offer), following which the Shares will no longer be publicly owned. Following the consummation of the Merger, we intend to take steps to cause the termination of the registration of the Shares under the Exchange Act as promptly as practicable.
Margin Regulations.   The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible the Shares might no longer constitute “margin securities” for the purposes of the Federal Reserve Board’s margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.
8.   Certain Information Concerning Open Lending.
Except as otherwise expressly set forth in this Offer to Purchase, the information concerning Open Lending contained in this Offer to Purchase has been provided by Open Lending to ANV and the Purchaser or is based upon publicly available documents or records of Open Lending on file with the SEC or other public sources at the time of the Offer. ANV and the Purchaser have no knowledge that would indicate that any statements contained herein relating to Open Lending taken from or based upon such documents and records filed with the SEC are untrue or incomplete in any material respect.
Nebula Acquisition Corporation (“Nebula”) was originally incorporated in Delaware on October 2, 2017 as a special purpose acquisition company. On June 10, 2020, Nebula completed a business combination with Open Lending, LLC. Following the business combination, Nebula Parent Corp., the parent company of Nebula, changed its name to Open Lending Corporation. Open Lending’s principal executive offices are located at 1501 S. MoPac Expressway, Suite 450, Austin, Texas 78746, its telephone number is (512) 892-0400 and its website address is www.openlending.com. The information contained in, accessible from or connected to Open Lending’s website is not incorporated into or otherwise a part of this Offer to Purchase. Open Lending is a provider of lending enablement and risk analytics to credit unions, regional banks, finance companies and the captive finance companies of automakers. Open Lending’s customers make automotive consumer loans to underserved near-prime and non-prime borrowers by harnessing its risk-based interest rate pricing models, powered by Open Lending’s proprietary data and real-time underwriting of automotive loan default insurance coverage from insurers. Since Open Lending’s inception in 2000, it has facilitated over one million automotive loans representing over $28.5 billion in originations, accumulated more than 20 years of proprietary data and developed over two million unique risk profiles. Open Lending currently serves 447 active lenders and has 156 employees.
Additional Information.   Open Lending is subject to the informational requirements of the Exchange Act and, in accordance therewith, files periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Open Lending is required to disclose in such reports and proxy statements certain information, as of particular dates, concerning Open Lending’s directors and officers, their remuneration, stock options granted to them, the principal holders of Open Lending’s securities and any material interest of such persons in transactions with Open Lending. Such reports, proxy statements and other information may be obtained free of charge at the website maintained by the SEC at http://www.sec.gov.
9.   Certain Information Concerning the Purchaser and ANV.
Purchaser.   The Purchaser is a Delaware corporation and, to date, has engaged in no activities other than those incidental to its formation and the commencement of the Offer. The Purchaser is an indirect wholly-owned subsidiary of ANV. The principal executive offices of the Purchaser are located at the same address as ANV’s principal executive offices listed below and its telephone number at that address is the same telephone number as ANV’s telephone number listed below.
ANV.   ANV is a private limited company incorporated under the laws of England and Wales. ANV is an independent, global insurance intermediary platform operating across the United States, the United Kingdom and Europe. ANV brings together a portfolio of established specialist managing general agencies, providing a diversified range of insurance products. ANV was established in December 2025 following a strategic transaction in which AmTrust and Blackstone Credit & Insurance spun off a portfolio of AmTrust’s (as defined below) managing general agencies and fee-based businesses into an independent company.
ANV is majority owned by AMT Beacon Holdings Limited, a private limited company incorporated under the laws of England and Wales, which is controlled by All Insurance Management Limited, a Bermuda corporation, which is an indirect wholly-owned subsidiary of AmTrust Financial Services, Inc., a Delaware corporation (“AmTrust”), which is controlled by Evergreen Parent, L.P., a Delaware limited partnership, which is controlled by its general partner Evergreen Parent GP, LLC, a Delaware limited liability company, which is controlled by its chief executive officer, Barry Zyskind. ANV, together with Evergreen Parent GP, LLC, is referred to herein as the “ANV Group.”
The address and phone number for each of the members of the ANV Group is 59 Maiden Lane, New York, NY 10038 and (646) 458-3307. ANV’s website address is www.anvinsurance.com. The information contained in, accessible from or connected to ANV’s website is not incorporated into or otherwise a part of this Offer to Purchase.
Evergreen Parent GP, LLC.   Evergreen Parent GP, LLC is the general partner of Evergreen Parent, L.P., which is a holding company for the AmTrust business. AmTrust is a multinational property and casualty insurance company that underwrites a diverse range of insurance products.
Transactions between AmTrust and Open Lending.   On August 1, 2010, Lenders Protection, LLC, a wholly-owned subsidiary of Open Lending (“Lenders Protection”), entered into a services agreement (the “AmTrust Services Agreement”), as amended from time to time, with Amtrust North America, through which AmTrust North America facilitated the issuance of credit default insurance in connection with loans closed through the Lenders Protection platform.
On August 1, 2011, Insurance Administrative Services, LLC, a wholly-owned subsidiary of Open Lending (“IAS”) and AmTrust North America, Inc., a subsidiary of AmTrust (“AmTrust North America”), entered into a claims service agreement (the “AmTrust Claims Services Agreement”), as amended from time to time, pursuant to which IAS would act as claims administrator and investigate, evaluate and settle claims under the Lenders Protection platform.
On October 22, 2013, Lenders Protection entered into a producer agreement (the “AmTrust Producer Agreement”), as amended from time to time, with Amtrust North America that superseded the AmTrust Services Agreement, through which AmTrust North America facilitates the issuance of credit default insurance in connection with loans closed through the Lenders Protection platform.
On October 22, 2013, Lenders Protection also entered into a profit share agreement (the “AmTrust Profit Share Agreement”), as amended from time to time, with AmTrust North America through which Lenders Protection earns profit share revenue from the credit default insurance issued in connection with the Lenders Protection platform.
The estimated dollar value of the AmTrust Producer Agreement, the AmTrust Claims Services Agreement, and the AmTrust Profit Share Agreement over the last two years is approximately $35 million.
Additional Information.   The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the members of the board of directors and the executive officers of ANV, Evergreen Parent GP, LLC and the members of the board of directors and the executive officers of the Purchaser are set forth in Schedule I to this Offer to Purchase.
None of ANV, Evergreen Parent GP, LLC, the Purchaser or, to the knowledge of ANV or the Purchaser after reasonable inquiry, any of the persons listed in Schedule I, has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws or a finding of any violation of U.S. federal or state securities laws.

Except as set forth elsewhere in this Offer to Purchase or Schedule I to this Offer to Purchase: (i) none of the ANV Group, the Purchaser and, to each of their respective knowledge after reasonable inquiry, the persons listed in Schedule I hereto or any associate or majority owned subsidiary of any member of the ANV Group, the Purchaser or any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of Open Lending; (ii) none of the ANV Group, the Purchaser and, to each of their respective knowledge, the persons or entities referred to in clause (i) above has effected any transaction in the Shares during the past sixty (60) days; (iii) during the two (2) years before the date of this Offer to Purchase, there have been no transactions between any member of the ANV Group, the Purchaser, their subsidiaries or, to each of their respective knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Open Lending or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; and (iv) during the two (2) years before the date of this Offer to Purchase, there have been no contacts, negotiations or transactions between any member of the ANV Group, the Purchaser, their subsidiaries or, to each of their respective knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Open Lending or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.
Available Information.   Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, as well as other information filed by the Purchaser with the SEC, are available free of charge at the website maintained by the SEC at http://www.sec.gov. Additionally, requests for copies of this Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery and all other related materials may be directed to the Information Agent or brokers, dealers, commercial banks and trust companies and copies will be furnished promptly at the Purchaser’s expense.
10.   Source and Amount of Funds.
We will need approximately $523 million to purchase any and all outstanding Shares pursuant to the Offer, compensatory options to purchase Shares and awards of performance stock units representing the right to vest in and be issued Shares by Open Lending, to pay related fees and expenses, and to pay all other amounts that may become due and payable as a result of the Offer and the Merger. As of March 31, 2026, ANV had $63.8 million of cash and cash equivalents and Open Lending had $173.3 million of cash and cash equivalents. We have obtained $250 million in debt financing commitments (the “Committed Debt Financing”), consisting of a senior secured incremental term loan facility, and $100 million in equity commitments (the “Committed Equity Financing”) which may be used, together with cash and cash equivalents of ANV and cash and cash equivalents of Open Lending, to finance the consideration for the Offer and the Merger, repay certain indebtedness of Open Lending, which as of March 31, 2026, was $82.9 million and to pay related fees and expenses.
Consummation of the Offer is not conditioned upon any financing arrangements or subject to a financing condition.
Committed Debt Financing.
In connection with the transactions contemplated by the Merger Agreement, on June 15, 2026, Beacon DC Limited, a private limited company incorporated and registered in England and Wales and the direct wholly-owned subsidiary of ANV (the “Borrower”), entered into a commitment letter (the “Debt Commitment Letter”) with Blackstone Alternative Credit Advisors LP (on behalf of certain funds, accounts and clients managed, advised or sub-advised by it or its affiliates) and Blackstone Holdings Finance Co. L.L.C. (collectively, the “Debt Commitment Parties”). The following description is a summary of certain provisions of the Debt Commitment Letter, a copy of which is filed as Exhibit (b)(1) to the Schedule TO filed with the SEC and incorporated herein by reference.
Pursuant to the Debt Commitment Letter, and subject solely to the conditions described below, the Debt Commitment Parties have committed, on a several and not joint and several basis, to provide a senior secured incremental term loan facility (the “Incremental Term Loan Facility”) in an aggregate principal amount of up to $250 million, to be incurred by the Borrower as incremental term loans (the “Incremental Term Loans”)

under the Borrower’s existing Credit Agreement, dated as of December 4, 2025 (the “Credit Agreement”), among the Borrower, ANV, the lenders from time to time party thereto and Wilmington Trust, National Association, as administrative agent and collateral agent. The proceeds of the Incremental Term Loan Facility will be used, together with the proceeds of the Committed Equity Financing and cash on hand at ANV and Open Lending, to fund a portion of the consideration payable in the Offer and the Merger, to repay in full certain existing indebtedness of Open Lending and to pay related fees and expenses.
The Incremental Term Loan Facility will be available in U.S. dollars in a single drawing on the closing date of the Incremental Term Loans, and amounts borrowed thereunder that are repaid or prepaid may not be reborrowed. The Incremental Term Loans will have the same final maturity date and amortization, and will rank pari passu, with the existing initial term loans outstanding under the Credit Agreement.
The Incremental Term Loans will bear interest, at the Borrower’s option, at a rate per annum equal to (i) Adjusted Term SOFR plus 4.75% or (ii) the Alternate Base Rate plus 3.75%. “Adjusted Term SOFR” means the forward-looking term rate based on the secured overnight financing rate (SOFR), as published by CME Group Benchmark Administration Limited, for the applicable interest period, subject to a floor of 0.75% per annum. The “Alternate Base Rate” means, for any day, the highest of (a) the federal funds effective rate in effect on such day plus 0.50%, (b) Adjusted Term SOFR for a one-month interest period plus 1.00% and (c) the “prime rate” last quoted by The Wall Street Journal in the United States. The foregoing stated rates do not give effect to any original issue discount, commitment fees, upfront fees or other closing payments payable under a separate fee letter that is not filed with the Schedule TO. In addition, the Incremental Term Loans are subject to a prepayment (or “soft call”) premium equal to 2.00% of the principal amount prepaid, repaid, refinanced, substituted or replaced in connection with certain prepayment events occurring on or prior to the date that is 12 months after the “Closing Date” (as defined in the existing Credit Agreement), and 1.00% for any such event occurring after such date but on or prior to the date that is 24 months after the “Closing Date” (as defined in the existing Credit Agreement), in each case subject to specified exceptions (including for a change of control, a qualifying initial public offering and payments made with internally generated cash).
The Incremental Term Loans will be guaranteed by, and secured by liens on the collateral of, the same guarantors and to the same extent as the existing obligations under the Credit Agreement, in each case in accordance with the terms of the Credit Agreement.
The obligations of the Debt Commitment Parties to fund the Incremental Term Loan Facility are subject solely to the satisfaction (or waiver) of specified conditions, including: (i) the substantially concurrent consummation of the acquisition of Open Lending in accordance with the Merger Agreement in all material respects (without giving effect to any amendment, waiver or consent that is materially adverse to the Debt Commitment Parties without their consent); (ii) the consummation of the Committed Equity Financing; (iii) the consummation of the refinancing of certain existing indebtedness of Open Lending; (iv) the absence, since the date of the Debt Commitment Letter, of a continuing Company Material Adverse Effect (as defined in the Merger Agreement); (v) the accuracy of specified representations relating to the Merger Agreement and specified representations relating to the Borrower and the guarantors; (vi) the delivery of customary closing documentation, including, without limitation, the execution and delivery of the amendment to the Credit Agreement and related security documentation; (vii) the payment of applicable fees and expenses; (viii) the receipt of specified “know your customer” and beneficial ownership information; and (ix) the absence of specified events of default.
To date, no plans have been made to finance or repay any borrowings under the Credit Agreement in connection with the consummation of the transactions contemplated by the Merger Agreement.
Committed Equity Financing.
In connection with the transactions contemplated by the Merger Agreement, on June 15, 2026, we received (i) an equity commitment letter (the “BX Equity Commitment Letter”) from Blackstone Alternative Credit Advisors LP or its affiliates, and Blackstone Holdings Finance Co. L.L.C. (on behalf of certain funds, accounts and clients managed, advised or sub-advised by it or its affiliates) (collectively, the “BX Funds”) and (ii) an equity commitment letter (the “AmTrust Equity Commitment Letter” and, together with the BX Equity Commitment Letter, the “Equity Commitment Letters”) from AmTrust. The following description is a summary of certain provisions of the Equity Commitment Letters, copies of which are filed as Exhibit (d)(3) and (d)(4) to the Schedule TO filed with the SEC and incorporated herein by reference.
Pursuant to the Equity Commitment Letters, and subject to the conditions described below, (i) AmTrust has committed to purchase, or cause the purchase of, Class B Ordinary Shares of ANV for an aggregate purchase price of $81,000,000 in cash and (ii) the BX Funds have committed, on a several and not joint basis, to purchase, or cause the purchase of, Class A Ordinary Shares of ANV for an aggregate purchase price of $19,000,000 in cash (collectively, the “Committed Equity Financing”). The aggregate amount of the Committed Equity Financing is $100,000,000, the proceeds of which will be used, together with the proceeds of the Committed Debt Financing and cash on hand at ANV and Open Lending, to fund the consideration payable in the Offer and the Merger, to repay certain indebtedness of Open Lending and to pay related fees and expenses.
The obligation of each of the BX Funds and AmTrust to fund its respective commitment under the applicable Equity Commitment Letter is subject to the satisfaction, or waiver, of certain conditions, including: (i) the execution and delivery of the Merger Agreement by ANV, Purchaser and Open Lending; (ii) the satisfaction or waiver of the conditions to ANV’s and Purchaser’s obligations to effect the Offer Closing set forth in the Merger Agreement (other than any conditions that by their nature are to be satisfied at the Offer Closing, but subject to the prior or substantially concurrent satisfaction or waiver by ANV of such conditions); (iii) the substantially simultaneous funding of the commitment under the other Equity Commitment Letter; (iv) the simultaneous occurrence of the closing date under the Debt Commitment Letter; and (v) the substantially simultaneous consummation of the Offer Closing in accordance with the terms and conditions of the Merger Agreement and the Offer.
11.   Background of the Offer.
The following is a description of the material contacts between representatives of ANV and AmTrust, on the one hand, and representatives of Open Lending, on the other hand, that resulted in the execution of the Merger Agreement and the Tender and Support Agreements. The discussion below covers only the key events leading up to the execution of the Merger Agreement and Tender and Support Agreements and does not purport to catalogue every conversation among the representatives of ANV, AmTrust and Open Lending. For a review of Open Lending’s additional activities relating to these contacts, please refer to the Schedule 14D-9 that will be filed by Open Lending with the SEC and furnished to Open Lending’s stockholders concurrently with this Offer to Purchase.
In the ordinary course of business, each of ANV and AmTrust regularly identifies and evaluates strategic and business development opportunities.
Open Lending utilizes insurance partners, including AmTrust, to insure loans generated by automotive lenders using the Lenders Protection platform. As a result of AmTrust’s role as an insurance partner of Open Lending, AmTrust and Open Lending were in regular contact and frequently met and exchanged information relating to the insurance policies underwritten by AmTrust. On April 24, 2025, AmTrust submitted an unsolicited non-binding proposal to Open Lending to acquire all of the Shares of Open Lending for $2.00 per Share in cash (the “April 2025 Proposal”). On the date of the April 2025 Proposal, Open Lending’s stock price closed at $1.28 per Share. Open Lending did not substantively engage with AmTrust in response to the April 2025 Proposal and a representative of Open Lending informed AmTrust on May 11, 2025 that Open Lending would not consider a transaction based on the terms proposed in the April 2025 Proposal.
On May 23, 2025, AmTrust submitted a revised non-binding proposal to Open Lending to acquire all of the Shares for $3.00 per Share in cash (the “May 2025 Proposal”). On the date of the May 2025 Proposal, Open Lending’s stock price closed at $1.92 per Share.
On June 5, 2025, management of AmTrust met with the Open Lending Board to discuss the May 2025 Proposal.
On June 30, 2025, AmTrust and Open Lending entered into a confidentiality agreement and, the following day, management of AmTrust met with management of Open Lending to discuss Open Lending’s business.

Following the meetings of June 5, 2025 and July 1, 2025, AmTrust and Open Lending continued discussions regarding a potential acquisition of Open Lending by AmTrust and Open Lending provided certain information to AmTrust.
On July 31, 2025, AmTrust advised Open Lending that it was no longer pursing a potential acquisition of Open Lending. Following such time, Open Lending and AmTrust continued their ordinary course commercial discussion.
On December 4, 2025, AmTrust completed a strategic transaction with Blackstone Credit and Insurance (“BXCI”) pursuant to which AmTrust and funds managed by BXCI partnered to spin-off certain of AmTrust’s fee-based businesses in the U.S., United Kingdom and Continental Europe into a newly formed company, ANV. Since its formation, ANV has sought to grow through the strategic acquisition of complementary businesses like Open Lending.
Also on December 4, 2025, Adam Karkowsky, the Chair and Chief Executive Officer of ANV, contacted Ms. Buss to discuss, on a preliminary basis, the possibility of an acquisition of Open Lending by ANV.
On December 18, 2025, Open Lending communicated to ANV that Open Lending was, subject to execution of a confidentiality agreement by ANV, willing to provide limited non-public information to ANV to facilitate ANV’s due diligence investigation of Open Lending in connection with a possible acquisition of Open Lending by ANV.
On December 21, 2025, in response to requests by ANV that Open Lending provide due diligence information to facilitate ANV’s consideration of an acquisition, ANV and Open Lending entered into a confidentiality agreement, which contained standstill provisions (the “Confidentiality Agreement”). Following the execution of the Confidentiality Agreement, Open Lending made available certain limited non-public information to ANV. During late December and January 2026, members of Open Lending’s management responded to questions from representatives of ANV regarding Open Lending’s recent performance, and held meetings to discuss Open Lending’s business plan and other due diligence matters.
On January 23, 2026, Mr. Karkowsky met with Ms. Buss and proposed that ANV acquire all of the Shares for $3.25 per Share in cash, subject to, among other things, the completion of ANV’s due diligence and the negotiation and execution of a mutually acceptable definitive agreement. Ms. Buss subsequently advised Mr. Karkowsky that ANV’s proposal to acquire all of the Shares for $3.25 per Share in cash was insufficient.
On January 26, 2026, Mr. Karkowsky and Ms. Buss spoke by telephone. During that call, Mr. Karkowsky proposed that ANV acquire all of the Shares for $3.50 per Share in cash, subject to, among other things, the completion of ANV’s due diligence and the negotiation and execution of a mutually acceptable definitive agreement.
On February 3, 2026, ANV submitted a non-binding proposal to Open Lending to acquire all of the Shares for $3.50 per Share in cash, subject to, among other things, the completion of ANV’s due diligence and the negotiation and execution of a mutually acceptable definitive agreement and also requested that Open Lending and ANV enter into an exclusivity agreement (the “February 2026 Proposal”).
Later that day, representatives of Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul, Weiss”), legal counsel to ANV, delivered a draft exclusivity agreement to representatives of Jones Day, legal counsel to Open Lending, which proposed an exclusivity period ending February 28, 2026. Representatives of Open Lending subsequently informed ANV that Open Lending was not in a position to consider entering into an exclusivity agreement at such time, but might be willing to consider doing so upon completion of its non-public market check and subject to the results thereof.
On February 11, 2026, representatives of Paul, Weiss delivered an initial draft of the Merger Agreement to representatives of Jones Day. Thereafter, ANV, Open Lending and their respective representatives and advisors engaged in discussion and negotiation of the draft Merger Agreement and the related documentation in parallel with ANV’s ongoing due diligence investigations, including with respect to closing conditions, termination rights, financing, regulatory efforts, the Open Lending Board’s “fiduciary out,” and the termination fee.

Between February 12, 2026 and February 13, 2026, Mr. Karkowsky and Ms. Buss engaged in further negotiations regarding the price per Share to be paid by ANV in a potential acquisition of Open Lending. Mr. Karkowsky informed Ms. Buss that as a result of ANV’s preliminary due diligence findings, ANV would be reducing the price per Share to $3.00 in cash. Following discussions with Ms. Buss, Mr. Karkowsky indicated that ANV was willing to increase its offer to $3.12 per Share in cash. Ms. Buss countered at $3.15 per Share, which proposal was orally accepted by Mr. Karkowsky.
On February 14, 2026, representatives of Jones Day confirmed to Paul, Weiss that Open Lending had completed its non-public market check and ANV and Open Lending entered into an exclusivity agreement, with an exclusivity period ending February 28, 2026.
On February 18, 2026, representatives of Paul, Weiss sent an initial draft form of Tender and Support Agreement to representatives of Jones Day. Thereafter, ANV and Paul, Weiss, on the one hand, and the Supporting Stockholders, on the other hand, engaged in discussions and negotiations regarding the Tender and Support Agreements, including with respect to the enforcement, non-solicitation and termination provisions.
On February 23, 2026, based on the need to prioritize other aspects of the business, Mr. Karkowsky communicated to Ms. Buss that ANV would not be in a position to proceed with the proposed acquisition of Open Lending on or around the targeted February 28, 2026 signing date.
From late 2025 through February 23, 2026, AmTrust, in its capacity as a shareholder of ANV, had been monitoring ANV’s potential acquisition of Open Lending. In connection with ANV communicating to Open Lending that it would be unable to complete an acquisition in the near future, AmTrust determined that it would be willing to consider an acquisition of Open Lending and, also on February 23, 2026, management of AmTrust communicated to Open Lending that, subject to due diligence and the negotiation and execution of a mutually acceptable definitive agreement, AmTrust would consider the acquisition of all of the Shares on the same terms proposed by ANV.
Between February 23, 2026 and February 26, 2026, AmTrust conducted due diligence on Open Lending. Concurrently, AmTrust, Open Lending and their respective representatives and advisors engaged in discussion and negotiation of the draft Merger Agreement, the form of Tender and Support Agreement and other ancillary documentation related to a potential acquisition of Open Lending by AmTrust.
On February 27, 2026, AmTrust determined not to pursue an acquisition of Open Lending. Such decision was subsequently communicated to Open Lending.
During March 2026, ANV and Open Lending continued to discuss a potential acquisition of Open Lending by ANV. On or around March 31, 2026, Mr. Karkowsky and Ms. Buss agreed to end discussions regarding continuing to pursue the transaction at such time.
Following the end of discussions, Mr. Karkowsky and Ms. Buss maintained a customary commercial dialogue regarding their respective businesses and markets. By late May 2026, ANV determined that it was in a position to prioritize an acquisition of Open Lending.
On May 26, 2026, Mr. Karkowsky spoke with Ms. Buss and informed her that, subject to completion of ANV’s confirmatory due diligence and the negotiation of a mutually acceptable Merger Agreement, ANV was prepared to proceed with an acquisition on the same terms proposed by ANV in mid-February. Shortly thereafter, Ms. Buss communicated to Mr. Karkowsky that Open Lending was amenable to pursuing a transaction on such terms. Soon after, ANV recommenced its due diligence investigation.
On May 28, 2026, representatives of Paul, Weiss delivered a revised draft of the Merger Agreement to representatives of Jones Day. Thereafter, ANV, Open Lending and their respective representatives and advisors continued to negotiate the outstanding issues in the Merger Agreement and the form of Tender and Support Agreement.
On June 11, 2026, representatives of ANV, Open Lending and their respective advisors held an all-hands teleconference to discuss the remaining open issues in the Merger Agreement. During such teleconference, the parties resolved a number of issues in the Merger Agreement, including, among others, the scope of and materiality to be applied in respect of certain representations and warranties, representations and covenants to be included in the Merger Agreement with respect to ANV’s financing and the remedies available to the parties should the transaction not be completed.
Also on June 11, 2026, representatives of Paul, Weiss delivered to representatives of Jones Day initial drafts of the Equity Commitment Letters to be provided by the BX Funds and AmTrust, and the Debt Commitment Letter to be delivered by the Debt Commitment Parties.
Between June 11, 2026 and June 15, 2026, the parties finalized the remaining open issues in the Merger Agreement, the form of Tender and Support Agreement and certain matters contained in the Equity Commitment Letters and the Debt Commitment Letter. Among other things, the parties agreed that the termination fee payable by Open Lending in certain circumstances would be $13,580,000.
On June 15, 2026, the board of directors of ANV approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger.
Following the closing of markets on June 15, 2026, ANV, Purchaser and Open Lending executed and delivered the Merger Agreement. Concurrently therewith, the applicable parties executed and delivered the Tender and Support Agreements, the Equity Commitment Letters and the Debt Commitment Letter.
Prior to the opening of markets on June 16, 2026, ANV and Open Lending issued a joint press release announcing the execution of the Merger Agreement and the forthcoming commencement of the Offer to acquire all of the outstanding Shares at a price of $3.15 per Share in cash.
12.   The Merger Agreement; Other Agreements.
The following description is a summary of certain provisions of the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO filed with the SEC and incorporated herein by reference. The Merger Agreement has been included to provide investors with information regarding its terms and is not intended to provide any financial or other factual information about Open Lending or ANV. In particular, the representations, warranties and covenants contained in the Merger Agreement (i) were made only for purposes of that agreement and as of specific dates, (ii) were solely for the benefit of the parties to the Merger Agreement, (iii) may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing those matters as facts and (iv) may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by ANV or Open Lending. Accordingly, investors should read the representations and warranties in the Merger Agreement not in isolation but only in conjunction with the other information about ANV or Open Lending and their respective subsidiaries that the respective companies include in reports, statements and other filings they make with the SEC. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in “The Offer — Section 9 — Certain Information Concerning the Purchaser and ANV.” Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Merger Agreement.
The Offer.   The Merger Agreement provides that Purchaser will commence a tender offer for all of the issued and outstanding Shares of Open Lending. Purchaser’s obligation to accept for payment and pay for Shares validly tendered in the Offer is subject to the satisfaction of the Minimum Tender Condition and the other Offer Conditions that are described in “The Offer — Section 15 — Conditions of the Offer.” Subject to the satisfaction of the Minimum Tender Condition and the other Offer Conditions that are described in “The Offer — Section 15 — Conditions of the Offer,” the Merger Agreement provides that Purchaser will, and ANV will cause Purchaser to, irrevocably accept for purchase all Shares validly tendered and not validly withdrawn pursuant to the Offer no later than the first business day after the Expiration Date and pay for all such Shares as promptly as practicable thereafter (and in any event, no later than two business days after the Acceptance Time); provided, however, if the Expiration Date is the Outside Date, such acceptance shall occur on the Outside Date. The date and time at which Purchaser irrevocably accepts for payment all Shares validly tendered and not validly withdrawn pursuant to the Offer is referred to herein as the “Acceptance Time,” and the date and time at which Purchaser pays for all such Shares is referred to herein as the “Offer Closing.”
ANV and Purchaser expressly reserve the right to waive any Offer Condition, to increase the Offer Consideration or to make any other changes in the terms and conditions of the Offer, except that Open Lending’s prior written approval is required for ANV and Purchaser to (i) decrease the Offer Consideration or change the form of consideration payable in the Offer; (ii) decrease the number of Shares sought to be purchased in the Offer; (iii) impose conditions on the Offer in addition to the Offer Conditions or amend any Offer Condition in a manner adverse to the holders of shares of Common Stock; (iv) waive or amend the Minimum Tender Condition or the Termination Condition; (v) amend any other term of the Offer in a manner that is adverse to the holders of Shares (except as required or permitted by the Merger Agreement); or (vi) extend (or make any other amendment that would have the effect of extending) the Expiration Date, including providing any “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d-11 under the Exchange Act (except as required or permitted by the Merger Agreement).
The Merger Agreement contains provisions to govern the circumstances in which Purchaser is required or permitted to extend the Offer and in which ANV is required to cause Purchaser to extend the Offer. Specifically, the Merger Agreement provides that: (i) if, on the then-effective Expiration Date, any of the Offer Conditions (other than any Offer Conditions that by their nature are to be satisfied at the expiration of the Offer) has not been satisfied or waived, Purchaser will (and ANV will cause Purchaser to) extend the Offer for successive periods of not more than five business days each (or such longer period as ANV, Purchaser and Open Lending may agree) in order to permit the satisfaction of the Offer Conditions; (ii) Purchaser will, and ANV will cause Purchaser to, extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff applicable to the Offer or necessary to resolve any comments of the SEC or its staff applicable to the Offer or the Offer documents; provided, however, if the sole Offer Condition that has not been satisfied is the Minimum Tender Condition, Purchaser shall not be required to extend the Offer for more than three successive five business day periods. Purchaser is not required to extend the Offer beyond the Outside Date and is not permitted to extend the Offer beyond the Outside Date without Open Lending’s written consent.
The Merger.   The Merger Agreement provides that, following completion of the Offer and subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the effective time of the Merger, Purchaser will be merged with and into Open Lending, and the separate existence of Purchaser will cease, and Open Lending will continue as the surviving corporation after the Merger, referred to herein as the “Surviving Corporation.” The Merger will be effected under Section 251(h) of the DGCL. Accordingly, ANV, Purchaser and Open Lending have agreed to take all necessary action to cause the Merger to become effective as soon as practicable following the Offer Closing without a vote of Open Lending’s stockholders in accordance with Section 251(h) of the DGCL.
The certificate of incorporation of Open Lending in effect immediately prior to the effective time of the Merger will be amended and restated in its entirety in the form set forth in Annex B of the Merger Agreement and will be the certificate of incorporation of the Surviving Corporation at and immediately after the effective time of the Merger. The bylaws of Purchaser immediately prior to the effective time of the Merger will be the bylaws of the Surviving Corporation at and immediately after the effective time of the Merger, except that all references therein to Purchaser will be automatically amended to become references to the Surviving Corporation.
The obligations of Open Lending, ANV and Purchaser to complete the Merger are subject to the satisfaction or waiver by each of the parties of the following conditions: (i) Purchaser must have accepted for purchase all Shares validly tendered and not validly withdrawn pursuant to the Offer; and (ii) no court or other governmental entity of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) or other legal prohibition that restrains, enjoins or otherwise prohibits consummation of the Merger.
Board of Directors and Officers.   Under the Merger Agreement, the parties will take all requisite actions so that the board of directors of the Surviving Corporation from and after the effective time of the Merger will consist of the members of the board of directors of Purchaser immediately prior to the effective time of the Merger and that the officers of the Surviving Corporation from and after the effective time of the Merger will consist of the officers of Open Lending immediately prior to the effective time of the Merger.
Conversion of Capital Stock at the Effective Time of the Merger.   Shares issued and outstanding immediately prior to the effective time of the Merger, including, for the avoidance of doubt, Shares received from the settlement of RSU Awards and PSU Awards or the exercise of Options, in each case, prior to the effective time of the Merger (other than (i) Shares owned by ANV, Purchaser or any other direct or indirect wholly-owned subsidiary of ANV (including shares of Common Stock accepted in the Offer) and not, in each case, held on behalf of third parties, (ii) Shares owned by Open Lending or any direct or indirect wholly-owned subsidiary of Open Lending, (iii) Shares irrevocably accepted for purchase in the Offer and (iv) Shares held by stockholders of Open Lending who have demanded appraisal of such Shares pursuant to, and who comply in all respects with, Section 262 of the DGCL) will be automatically converted at the effective time of the Merger into the right to receive cash in an amount equal to the Offer Consideration, without interest and subject to any withholding of taxes as required by applicable law (such amount, the “Merger Consideration”).
Each share of Purchaser’s common stock issued and outstanding prior to the effective time of the Merger will be converted into one fully paid share of common stock of the Surviving Corporation.
The holders of certificates or book-entry shares which immediately prior to the effective time of the Merger represented Shares will cease to have any rights with respect to such Shares other than the right to receive, upon surrender of such certificates or book-entry shares in accordance with the procedures set forth in the Merger Agreement, the Merger Consideration, without interest, or, with respect to Shares of a holder who exercises appraisal rights in accordance with Delaware law, the rights set forth in Section 262 of the DGCL.
Treatment of Equity Awards.
Pursuant to the Merger Agreement, at the effective time of the Merger:
(i)
each outstanding option to purchase Shares (an “Option”) (which, to the extent unvested, will accelerate and become fully vested and exercisable immediately prior to, and contingent upon, the effective time of the Merger) having an exercise price less than the Merger Consideration will automatically be canceled, by virtue of the Merger and without any action on the part of any holder of any such Option, and converted into the right to receive from the Surviving Corporation an amount in cash (without interest and less any applicable withholding tax), if any, equal to the product of (a) the aggregate number of Shares underlying such Option immediately prior to the effective time of the Merger, multiplied by (b) an amount equal to (A) the Merger Consideration, minus (B) the per Share exercise price of such Option;

(ii)
each Option having a per Share exercise price equal to or greater than the Merger Consideration will automatically be canceled, by virtue of the Merger and without any action on the part of any holder of any such Option, for no consideration;

(iii)
each restricted stock unit (an “RSU”) that is outstanding (which will become fully vested as of immediately prior to the effective time of the Merger) will be canceled, and, in exchange thereof, the holder of such canceled RSU will be entitled to receive an amount in cash (without interest and less any applicable withholding tax) equal to the product of (a) the total number of Shares underlying such RSU immediately prior to the effective time of the Merger, multiplied by (b) the Merger Consideration;

(iv)
effective as of immediately prior to the effective time of the Merger, each performance stock unit (a “PSU”) that is outstanding will become vested on a one-PSU-for-one-Share basis, and, as of the effective time of the Merger, (a) the vested portion of each PSU will be canceled and converted into the right to receive an amount in cash (without interest and less any applicable withholding tax) equal to the product of (A) the aggregate number of Shares underlying the vested portion of such PSU as of immediately prior to the effective time of the Merger, multiplied by (B) the Merger Consideration, and (b) the unvested portion of each PSU will be automatically canceled without any cash payment or other consideration being made in respect thereof; and

(v)
all payments in respect of Options, RSUs and PSUs will be made on the first regularly scheduled payroll date of Open Lending or its subsidiaries, as applicable, that occurs at least five business days after the effective time of the Merger.

Representations and Warranties.   In the Merger Agreement, Open Lending has made representations and warranties to ANV and Purchaser with respect to, among other things:
(i)
organization, good standing and qualification;

(ii)
capital structure;

(iii)
corporate authority and approval of proposed transaction;

(iv)
required consents and approvals, and absence of violations of laws, organizational documents and agreements;

(v)
financial statements and SEC filings;

(vi)
the absence of certain changes;

(vii)
litigation and undisclosed liabilities;

(viii)
employee matters;

(ix)
permits and licenses and compliance with laws;

(x)
state takeover statutes and poison pills;

(xi)
environmental matters;

(xii)
taxes;

(xiii)
labor matters;

(xiv)
intellectual property;

(xv)
data privacy;

(xvi)
insurance;

(xvii)
material contracts;

(xviii)
real property;

(xix)
customer and supplier relationships;

(xx)
insurance business compliance;

(xxi)
advisor fees and expenses;

(xxii)
the opinion of its financial advisor;

(xxiii)
accuracy of information supplied for purposes of the offer documents and the Schedule 14D-9; and

(xxiv)
Rule 14d-10 matters.

Some of the representations and warranties in the Merger Agreement made by Open Lending are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, a “Company Material Adverse Effect” means any event, change, effect, development, circumstance, state of facts, condition or occurrence that, when considered individually or in the aggregate, is or would reasonably be expected to have a material adverse effect on (x) the ability of Open Lending to timely perform its obligations under and consummate the transactions contemplated by the Merger Agreement or (y) the business, financial condition or results of operations of Open Lending and its subsidiaries, taken as a whole.

Clause (y) of the definition of “Company Material Adverse Effect” excludes the following from constituting, whether alone or in combination, or being taken into account in determining whether there has been a Company Material Adverse Effect:
(i)
changes or developments in economic conditions generally or changes in the United States, global, international or regional economy, including (a) any changes or developments in or affecting the securities, credit or financial markets, (b) any changes or developments in or affecting interest or exchange rates or (c) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

(ii)
changes or developments in or affecting the industry or industries in which Open Lending or any of its subsidiaries operate (including such changes or developments resulting from general economic conditions);

(iii)
the execution, delivery or performance of the Merger Agreement or the announcement of the Merger Agreement or the pendency or consummation of the transactions contemplated thereby, including the impact thereof on relationships with carriers;

(iv)
changes or developments arising out of acts of terrorism (including cyberterrorism) or sabotage, civil disturbances or unrest, war (whether or not declared), the commencement, continuation or escalation of a war or military action, acts of hostility, weather conditions or other acts of God (including storms, epidemics, pandemics, disease outbreaks, earthquakes, floods or other natural disasters), including any material worsening of such conditions threatened or existing on the date of the Merger Agreement;

(v)
changes or developments in applicable laws, regulatory policies or the definitive interpretations thereof;

(vi)
changes or developments in generally accepted accounting principles in the United States or any other accounting methods including foreign equivalents thereof or the interpretations or enforcement thereof;

(vii)
any failure by Open Lending to meet any internal or public budgets, plans, projections, forecasts or estimates of revenues or earnings or other financial performance or results of operations for any period;

(viii)
any action taken or omitted to be taken by Open Lending or any of its subsidiaries at the written request of, or with the written consent of, ANV following the date of the Merger Agreement;

(ix)
the identity of, or any facts or circumstances relating to, ANV or its affiliates, its financing sources or investors, or the respective plans or intentions of any of the foregoing, with respect to Open Lending, its subsidiaries or their business; and

(x)
a decline, in and of itself, in the price or trading volume of Open Lending’s common stock or any change in the ratings or ratings outlook for Open Lending or any of its subsidiaries;

except, in the cases of the foregoing clauses (i), (ii), (iv), (v) or (vi), to the extent that such changes or developments have a disproportionate adverse effect on Open Lending and its subsidiaries, taken as a whole, relative to others in the industry or industries in which Open Lending and its subsidiaries operate, and only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred.
In the Merger Agreement, ANV and Purchaser have made representations and warranties to Open Lending with respect to:
(i)
organization, good standing, and qualification;

(ii)
corporate authority;

(iii)
governmental filings and absence of violation of laws;

(iv)
litigation;

(v)
funds and financing;

(vi)
capitalization of Purchaser;

(vii)
ownership of securities of Open Lending and absence of certain relationships with Open Lending; and

(viii)
accuracy of information supplied for purposes of the offer documents and the Schedule 14D-9.

Some of the representations and warranties in the Merger Agreement made by ANV and Purchaser are qualified as to “materiality” or “Parent Material Adverse Effect.” For purposes of the Merger Agreement, a “Parent Material Adverse Effect” means any change, effect, event, fact, development or occurrence that is or would reasonably be expected to be materially adverse to the ability of ANV or Purchaser to timely perform its obligations under the Merger Agreement.
None of the representations and warranties of the parties to the Merger Agreement contained in the Merger Agreement or in any certificate delivered pursuant to the Merger Agreement will survive the effective time of the Merger.
Conduct of Business Pending the Merger.   Open Lending has agreed that, from the date of the Merger Agreement until the earlier of the effective time of the Merger and the termination of the Merger Agreement, except as required by or otherwise expressly contemplated by the Merger Agreement (including as set forth in the Open Lending disclosure letter), with the prior written consent of ANV (which consent shall not be unreasonably withheld, conditioned or delayed) or required by applicable law, Open Lending (i) will use its reasonable best efforts to cause the business of it and its subsidiaries to be conducted, in all material respects, in the ordinary and usual course consistent with past practice, and use reasonable best efforts to (a) preserve its material business organization, assets, and lines of business substantially intact; (b) maintain in effect all licenses that are material to Open Lending and its subsidiaries, taken as a whole; (c) maintain all leases and personal property (reasonable wear and tear excepted) that are material to Open Lending and its subsidiaries, taken as a whole, used by Open Lending and its subsidiaries and necessary to conduct Open Lending’s business in the ordinary course of business consistent with past practice; and (d) maintain in all material respects existing relations and goodwill with material governmental entities, carriers, customers, suppliers and agents and (ii) will not:
(a)
adopt any amendments to its charter or bylaws or, in the case of any subsidiary that is not a corporation, similar applicable organizational documents;

(b)
adopt a stockholder’s rights plan or enter into any agreement with respect to the voting of shares of Common Stock;

(c)
(A) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, business combination, restructuring, recapitalization or other reorganization (other than the Merger Agreement), (B) acquire by merging or consolidating with, or by purchasing an equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or (C) enter into a joint venture or partnership;

(d)
acquire any assets or capital stock from any other person, other than (A) acquisitions of assets in the ordinary course of business consistent with past practice, (B) with respect to intellectual property, non-exclusive licenses granted in the ordinary course of business consistent with past practice or (C) for transactions between Open Lending and any wholly-owned subsidiary of Open Lending or between wholly-owned subsidiaries of Open Lending;

(e)
issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any shares of capital stock of Open Lending or any of its subsidiaries other than (A) the issuance of Shares upon the exercise of Options and the settlement of RSUs and PSUs outstanding on the date of the Merger Agreement or (B) the issuance of shares of capital stock by a wholly-owned subsidiary of Open Lending to Open Lending or another wholly-owned subsidiary of Open Lending;

(f)
make any loans, advances or capital contributions to or investments in any person, except for (A) loans, advances or capital contributions to, or investments in, direct or indirect wholly-owned subsidiaries of Open Lending and (B) advances to employees and consultants for business-related travel and other reasonable and documented business-related expenses in the ordinary course of business consistent with past practice;

(g)
declare, set aside or pay any dividend or other distribution, whether payable in cash, stock or other property, with respect to Open Lending’s capital stock, except for dividends by any wholly-owned direct or indirect subsidiary of Open Lending to Open Lending or any other wholly-owned direct or indirect subsidiary of Open Lending, split, combine or reclassify the Shares or any other outstanding capital stock of Open Lending or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution therefor, redeem, purchase or otherwise acquire, directly or indirectly, any capital stock or other rights of Open Lending, except for acquisitions, or deemed acquisitions, of Shares or other equity securities of Open Lending in connection with (A) the satisfaction of tax withholding obligations with respect to Options, RSUs or PSUs outstanding on the date of the Merger Agreement, (B) the payment of the exercise price of Options outstanding on the date of the Merger Agreement with Shares (including in connection with “net exercises”) and (C) forfeitures of Options, RSUs or PSUs outstanding on the date of the Merger Agreement, in the case of each of (A), (B) and (C), pursuant to their terms as in effect on the date of the Merger Agreement, and except for acquisitions or deemed acquisitions of Shares or other equity securities of Open Lending or any of its wholly-owned subsidiaries by Open Lending or any of its wholly-owned subsidiaries, or enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of Open Lending’s capital stock or other rights of Open Lending or any of its subsidiaries; provided, however, nothing herein shall prohibit dividends and distributions paid or made on a pro rata basis by a wholly-owned subsidiary of Open Lending to Open Lending or another wholly-owned subsidiary in the ordinary course consistent with past practice;

(h)
(A) incur, assume, endorse, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or (B) pay any amounts of Indebtedness outstanding in advance of the date such payment is due and payable by the terms of the applicable Contract (other than in the ordinary course and consistent with past practice);

(i)
(A) release, assign, compromise, pay, discharge, waive, settle, agree to settle, or satisfy any action against Open Lending or any of its affiliates or its or their respective directors, officers, managers, employees or agents (including any action relating to the Merger Agreement or the transactions contemplated thereby) or other rights, claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) or (B) waive any claims, other than, in the case of each of clauses (A) and (B), any action that involves only payments of monetary damages by Open Lending or its subsidiaries not in excess of $250,000 in the aggregate; provided that Open Lending will be permitted to take any of the foregoing actions without ANV’s consent in connection with any action that involves only payments of monetary damages by Open Lending or its subsidiaries in connection with the repossession of an automobile on behalf of an insurance carrier not in excess of $500,000 in the aggregate;

(j)
make, commit to make or authorize any capital expenditure in excess of the amounts set forth in Open Lending’s capital expenditure budget made available to ANV;

(k)
make any material changes with respect to financial accounting policies or procedures, except as required by changes in GAAP or applicable law;

(l)
(A) enter into any Contract which would have been a Company Material Contract if entered into prior to the date of the Merger Agreement (other than Contracts entered into in the ordinary course of business consistent with past practice which are terminable for convenience without penalty or payment with a notice period of ninety days or less or that have an initial term of less than twelve months), (B) amend any Company Material Contract in any material respect or terminate any Company Material Contract (other than terminations upon the expiration of the then-current term), or (C) waive or grant any release or relinquishment of any material rights under, or renew, any

Company Material Contract, in each case, except for such actions with respect to customer contracts or supplier contracts, which actions are in the ordinary course of business consistent with past practice and are not otherwise in violation of the Merger Agreement (and it being understood and agreed that if an action is expressly permitted pursuant to an exception to another clause of the Merger Agreement, the entry into a Contract to take such action will not be prohibited);
(m)
make, change or revoke any material tax election, settle or compromise any audit or proceeding relating to a material tax liability or refund, enter into any tax sharing agreement or closing agreement within the meaning of Section 7121 of the Code (or any comparable provision of state, local or foreign applicable law), agree to any material adjustment of any tax attribute, change any method of tax accounting or tax period, execute any waivers extending the statutory period of limitations with respect to any material tax return, file any material amended tax return, or request any tax ruling;

(n)
except as required by a benefit plan, grant or provide any severance or termination payments or benefits to any service provider, increase or agree to increase the compensation or employee benefits of, or make any new equity awards to, any service provider, except for base salary increases in the ordinary course of business consistent with past practice of any employee with an annual base salary that does not exceed $200,000; establish, adopt, terminate, or take any action to accelerate the vesting, payment or funding of any compensation or benefits under or materially amend any benefit plan (or any arrangement that would be a benefit plan if in effect on the date of the Merger Agreement) or any collective bargaining agreement; or hire or terminate the employment or engagement (other than for cause) of any service provider other than, in the ordinary course of business consistent with past practice, any service provider whose annual base salary does not exceed $200,000;

(o)
terminate or permit to lapse without replacing such policy with comparable coverage, or amend or cancel any material insurance policy in any manner materially adverse to ANV or to Open Lending and its subsidiaries, taken as a whole;

(p)
sell, assign, license, abandon, allow to lapse or otherwise encumber, transfer or dispose of any material intellectual property owned by Open Lending or any of its subsidiaries, except for (A) non-exclusive licenses or sub-licenses granted in the ordinary course of business consistent with past practice, (B) expirations of registered intellectual property at the end of its natural term or (C) abandonments, lapses or other dispositions of non-material intellectual property in the ordinary course of business consistent with past practice;

(q)
fail to maintain the confidentiality of any material trade secrets (including source code) included in the material intellectual property, other than disclosures (A) to ANV and its affiliates, (B) in the ordinary course of business consistent with past practice to third parties acting on behalf of Open Lending subject to written confidentiality obligations, or (C) to the U.S. Patent and Trademark Office or any similar patent office or agency, in each case, in (and in the course of) filing or prosecuting a patent application related to such information, in the ordinary course of business consistent with past practice to the extent reasonably necessary;

(r)
amend, modify, or change the terms of service governing any product or service of Open Lending or any of its subsidiaries to the extent such amendment, modification or change is materially adverse to Open Lending and its subsidiaries, taken as a whole;

(s)
abandon, withdraw, terminate, suspend, abrogate, amend or modify in any material respect any permits that are material to Open Lending and its subsidiaries, taken as a whole;

(t)
enter into any new line of business; and

(u)
agree, authorize or commit to do any of the foregoing, or authorize, recommend or announce an intention to do any of the foregoing.

Access to Information.
From and after the date of the Merger Agreement, subject to the requirements of applicable law and applicable contractual restrictions, Open Lending has agreed to, and to cause its subsidiaries to provide ANV and its authorized representatives reasonable access, during normal business hours and following reasonably sufficient advance written notice, to Open Lending’s officers, employees, representatives, auditors, properties, books, contracts, audit working papers and records, and, during such period, Open Lending shall (and shall cause its subsidiaries to) furnish promptly to ANV all information concerning its business, properties and personnel as may reasonably be requested, in each case, solely to the extent reasonably necessary to consummate the transactions contemplated by the Merger Agreement or for integration planning purposes, and subject to customary exceptions, including for information that would jeopardize any attorney-client, work product or other legal privilege or protection, information relating to the negotiation or valuation of the transactions contemplated by the Merger Agreement or any Acquisition Proposal or Intervening Event, and the minutes of meetings of the Open Lending board of directors discussing the transactions contemplated by the Merger Agreement.
Directors’ and Officers’ Indemnification and Insurance.   From and after the effective time of the Merger, ANV will cause the Surviving Corporation and its subsidiaries to indemnify and hold harmless, and advance expenses to, each current and former director and officer of Open Lending and its subsidiaries to the fullest extent permitted under Open Lending’s organizational documents, any applicable indemnification agreements and applicable law, against any costs, expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation arising out of or related to such person’s service as a director or officer of Open Lending or its subsidiaries at or prior to the effective time of the Merger. In addition, the provisions relating to exculpation, advancement of expenses and indemnification in Open Lending’s organizational documents in effect as of the date of the Merger Agreement will be maintained in full force and effect for six years following the effective time of the Merger. Prior to the closing of the Merger, Open Lending will (and if Open Lending fails to do so ANV will cause the Surviving Corporation as of the effective time of the Merger to) obtain and fully pay the premium for (i) six-year “tail” directors’ and officers’ insurance policies with respect to directors’ and officers’ liability, (ii) three-year “tail” errors and omissions/professional liability coverage with respect to the errors and omissions/professional liability, (iii) six-year “tail” cyber insurance and (iv) six-year “tail” in respect of fiduciary liability for employment practices, in each case from carriers with the same or better credit rating as Open Lending’s current insurance carrier that cover such risks with terms, conditions, retentions and limits of liability that are at least as favorable as Open Lending’s existing policies with respect to such risks. Open Lending will not pay, and neither ANV nor the Surviving Corporation will be required to pay, an aggregate amount for such insurance policies in excess of 300% of the annual premium currently paid by Open Lending.
Reasonable Best Efforts.   Each of Open Lending, ANV and Purchaser has agreed to use their respective reasonable best efforts to promptly take or cause to be taken all actions, and do or cause to be done all things reasonably necessary, proper or advisable on its part under the Merger Agreement and applicable law to consummate and make effective the transactions contemplated by the Merger Agreement as soon as practicable and in any event before the Outside Date, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement. Each of Open Lending and ANV has agreed to make its respective filings under the HSR Act within 15 business days of the Merger Agreement and any other applicable foreign antitrust or competition law filings as promptly as practicable. ANV and Open Lending will as promptly as practicable comply with any additional requests for information by any governmental entities with jurisdiction over enforcement of the HSR Act, any other applicable antitrust law of the United States, or any other applicable antitrust, competition or similar laws of any foreign jurisdiction. From the date of the Merger Agreement until the closing of the Merger, neither ANV nor any of its subsidiaries will acquire or agree to acquire any persons providing credit insurance to auto lenders participating in sub-prime, non-prime, near-prime or prime markets in the United States, whether by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or any equity in, such persons, if the execution and delivery of a definitive agreement relating to, or the consummation of, such acquisition would reasonably be expected to (i) impose any material delay in obtaining, or materially increase the risk of not obtaining, consents of a governmental entity necessary to consummate the transactions contemplated by the Merger Agreement, or the expiration or termination of any applicable waiting period, (ii) materially increase the risk of a governmental entity seeking or entering an order prohibiting the consummation of the transactions contemplated by the Merger Agreement, (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise, or (iv) otherwise prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement.
Employee Matters.   ANV has agreed that, for a period of one year following the effective time of the Merger, it will provide or cause the Surviving Corporation to provide, to each individual who remains employed by Open Lending or any of its subsidiaries following the effective time of the Merger (each, an “Open Lending Employee”): (i) a base salary or hourly wage, as applicable, that is not less than the base salary or hourly wage, as applicable, provided to such Open Lending Employee by Open Lending or its subsidiaries immediately prior to the effective time of the Merger, (ii) target annual cash incentive compensation opportunities that are no less favorable, in the aggregate, to those provided by Open Lending immediately prior to the effective time of the Merger, (iii) target long-term incentive compensation opportunities that are no less favorable than those provided to similarly situated employees of ANV, and (iv) employee benefits (excluding any long-term or equity-based incentive compensation opportunities, one-time or non-recurring benefits, deferred compensation benefits, retiree medical, health or welfare benefits, severance and defined benefit pension plan benefits) that are substantially comparable, in the aggregate, to those provided by Open Lending and its subsidiaries to such Open Lending Employees immediately prior to the effective time of the Merger. In addition, from the effective time of the Merger until the first anniversary of the effective time of the Merger, ANV will, or will cause the Surviving Corporation to, provide to each Open Lending Employee who suffers an involuntary termination of employment under circumstances where Open Lending or its subsidiaries would have provided severance under Open Lending’s severance policy with severance payments and benefits no less favorable than those that would have been provided to such Open Lending Employee under that policy.
ANV has also agreed that, with respect to any employee benefit plan maintained by ANV or its subsidiaries in which the Open Lending Employees or their respective beneficiaries are eligible to participate effective as of the effective time of the Merger, ANV will use, or will cause the Surviving Corporation to use, reasonable best efforts to (i) provide each Open Lending Employee with service credit for purposes of determining eligibility to participate, vesting, benefit accruals and entitlement to benefits where length of service is relevant, subject to certain customary exclusions, (ii) waive any pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements to the extent such conditions were waived or satisfied under similar Open Lending benefit plans immediately prior to the effective time of the Merger, and (iii) provide credit for any co-payments and deductibles incurred prior to the effective time of the Merger for purposes of satisfying any applicable deductible, coinsurance and maximum out-of-pocket or similar requirements under any such Open Lending benefits plans that may apply as of or following the effective time of the Merger for the year in which the effective time of the Merger occurs.
ANV may request, no less than ten business days prior to the effective time of the Merger that Open Lending terminate, effective as of the day immediately preceding the effective time of the Merger and contingent upon the occurrence of the closing of the Merger Agreement, any Open Lending benefit plan that is a defined contribution plan intended to be qualified under Section 401(a) of the Code (“Open Lending 401(k) Plan”). If ANV or its subsidiaries maintains a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (“Parent 401(k)”), ANV will permit each Open Lending Employee who is then actively employed and participating in an Open Lending 401(k) Plan to participate in the Parent 401(k) Plan as soon as reasonably practicable following the closing of the Merger and to elect a “direct rollover” of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in the form of cash, and, solely to the extent permitted under the Parent 401(k) Plan, promissory notes (in the case of outstanding loans) or a combination thereof in an amount equal to the full account balance (including earnings thereon) distributed to such Open Lending Employee from the Open Lending 401(k) Plan.
ANV Financing Covenants.   The Financing (as defined below), or any alternative financing, is not a condition to the Offer or the Merger. The Merger Agreement provides that each of ANV and the Purchaser shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Committed Equity Financing (as defined in Section 10 — “Sources and Amount of Funds”) and the funding contemplated by the Debt Commitment Letter (collectively, the “Financing”) in an amount, together with other cash resources available to ANV, required to pay the aggregate Offer Consideration and Merger Consideration and any other amounts required to be paid by ANV or the Purchaser at Closing in connection with the consummation of the transactions contemplated by the Merger Agreement (including any fees and expenses of or payable by ANV or the Purchaser at Closing in connection with the transactions contemplated by the Merger Agreement) on the terms and conditions described in the Equity Commitment Letters and the Debt Commitment Letter (the “Commitment Letters”). ANV is required to, and to cause its subsidiaries to, use reasonable best efforts to (i) maintain in effect the Commitment Letters, (ii) negotiate, finalize and enter into the Amendment (as defined in the Debt Commitment Letter) on the terms and conditions contemplated by the Debt Commitment Letter or on such other terms in the aggregate not materially less favorable to ANV, taken as a whole, so long as such other terms would not reasonably be expected to adversely affect the availability of the Financing or delay or prevent the consummation of the Transactions, (iii) comply with its obligations under the Commitment Letters and satisfy on a timely basis (except to the extent that ANV and the Purchaser have obtained the waiver of) all conditions applicable to ANV therein, (iv) enforce its rights under the Commitment Letters and (v) cause the Financing to be funded at the Closing.
If any portion of the Financing becomes unavailable on the terms contemplated by the Commitment Letters, ANV is required to promptly notify Open Lending and use its reasonable best efforts to obtain alternative financing in an amount sufficient to consummate the Transactions on terms that would not reasonably be expected to delay or prevent the Closing, and promptly deliver Open Lending copies of the related commitment documentation.
The Merger Agreement provides that neither ANV nor any of its subsidiaries will permit or consent to or agree to permit any amendment, modification, waiver, termination or replacement of any Commitment Letter or definitive financing document, including the Credit Agreement that would (A) reduce the aggregate amount of the Financing to be less than the amount necessary for ANV to timely perform its payment obligations under the Merger Agreement (unless there is a corresponding increase in other sources of funds available for financing purposes), (B) impose any new or additional conditions or otherwise expand the conditions to funding, or (C) adversely affect or delay the ability of ANV to consummate the Transactions. ANV is required to promptly provide Open Lending with copies of any amendment, modification or replacement of any Commitment Letter.
Financing Cooperation.   Prior to and at the effective time of the Merger, Open Lending will, will cause its subsidiaries and will use reasonable best efforts to cause its and its subsidiaries’ respective representatives to, provide reasonable and customary cooperation in connection with any debt financing procured by ANV or any of its subsidiaries or affiliates in connection with the transactions contemplated by the Merger Agreement as may be reasonably requested, subject to customary limitations.
Transaction Litigation.   Open Lending will promptly notify ANV of any stockholder demands, litigations, arbitrations or other similar action (including any derivative claim) against Open Lending or its directors, officers or employees relating to the transactions contemplated by the Merger Agreement and keep ANV reasonably informed on a prompt basis regarding the status of any such litigation and all material developments relating thereto (to the extent attorney-client privilege is not undermined or otherwise adversely affected). Open Lending will give ANV the opportunity to participate in (but not control), at ANV’s sole expense, the defense or settlement of such litigation and consult with ANV in connection with material strategic decisions relating to the defense or settlement of any such action. No settlement of any such litigation will be agreed to or offered by Open Lending or its representatives without ANV’s written consent (which may not be unreasonably withheld, conditioned or delayed).
No Solicitation.   Open Lending has agreed to, and to cause its affiliates and representatives to, immediately cease any solicitation, encouragement, discussions or negotiations with any persons that may be ongoing with respect to any Acquisition Proposal, promptly (but in any event within one business day after the date of the Merger Agreement) instruct any person who entered into a confidentiality agreement with Open Lending that has not expired or been terminated to return or destroy all such information or documents and immediately terminate all physical and electronic data room access to diligence or other information regarding Open Lending or any of its subsidiaries. In addition, Open Lending has agreed that it will not, and will cause affiliates and representatives not to, directly or indirectly:
(i)
solicit, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal;

(ii)
engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish any non-public information or afford access to properties, books or records to any other person in connection with or for the purpose of soliciting, initiating, encouraging or facilitating, an Acquisition Proposal, other than informing persons of the provisions contained in the non-solicitation section of the Merger Agreement and clarifying the terms and conditions of such proposal or offer (solely if and to the extent necessary to determine whether such proposal or offer constitutes an Acquisition Proposal); or

(iii)
approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle (whether written or oral, binding or nonbinding) with respect to, or take any action to support or in furtherance of, an Acquisition Proposal.

Notwithstanding the above limitations, if Open Lending receives prior to the Acceptance Time a bona fide unsolicited written Acquisition Proposal that did not result from a material breach of the non-solicitation provisions of the Merger Agreement and that the Open Lending Board determines, in good faith, after consultation with outside financial advisors and outside legal counsel constitutes, or would reasonably be expected to lead to, a Superior Proposal and, after consultation with Open Lending’s outside legal counsel, that the failure to take such action would be inconsistent with the Open Lending Board’s fiduciary duties under applicable law, Open Lending may take the following actions:
(i)
furnish, pursuant to an acceptable confidentiality agreement, information with respect to Open Lending and its subsidiaries to the third party making such Acquisition Proposal (provided, that Open Lending will, as promptly as practicable (and in any event within 24 hours), provide to ANV any non-public information concerning Open Lending and its subsidiaries that is provided to any person to the extent access to such information was not previously provided to ANV or its representatives); and

(ii)
engage in or otherwise participate in discussions or negotiations with the person making such Acquisition Proposal regarding such Acquisition Proposal.

Open Lending is required to promptly, and in no event later than 24 hours after receipt, notify ANV of the receipt of any Acquisition Proposal (which notice must be in writing and must identify the person making the Acquisition Proposal and set forth in reasonable detail the material terms thereof), and must promptly, and in no event later than 24 hours after receipt, provide copies to ANV of any written proposals or indications of interest with respect to such Acquisition Proposal, and/or draft agreements relating to such Acquisition Proposal. Without limiting the foregoing, Open Lending will keep ANV informed of any material developments regarding any Acquisition Proposal, including by promptly (and in no event later than 24 hours after receipt) providing to ANV copies of any additional or revised written proposals or indications of interest with respect to such Acquisition Proposal, and/or draft agreements relating to such Acquisition Proposal. Open Lending and its subsidiaries will not enter into any contract with any person after the date of the Merger Agreement and until the earlier of the closing of the Merger and the termination of the Merger Agreement that prohibits Open Lending from providing any information it is expressly required to provide to ANV pursuant to the non-solicitation provisions of the Merger Agreement.
“Acquisition Proposal” means:
(i)
any inquiry, proposal or offer for or with respect to (or expression of interest by any person that it is considering) a merger, joint venture, partnership, consolidation, dissolution, liquidation, recapitalization, reorganization, share exchange, business combination or similar transaction;

(ii)
any inquiry, proposal or offer (including tender or exchange offers) to (or expression of interest by any person that it is considering) acquire in any manner, directly or indirectly, in one or more transactions, 20% or more of the outstanding Shares or other securities of Open Lending; or

(iii)
any inquiry, proposal or offer to (or expression of interest by any person that it is considering) acquire in any manner (including the acquisition of stock in any subsidiary of Open Lending), directly or indirectly, in one or more transactions, assets or businesses of Open Lending or its subsidiaries, including pursuant to a joint venture or partnership, representing 20% or more of the consolidated total assets (including equity securities of its subsidiaries), consolidated net revenues or consolidated net income of Open Lending.
“Superior Proposal” means (i) a bona fide, unsolicited written Acquisition Proposal (except that references therein to “20% or more” shall be replaced by “more than 50%”), (ii) that the Open Lending Board determines in good faith, after consultation with its outside legal counsel and its outside financial advisors, is reasonably capable of being completed, after taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such Acquisition Proposal and (iii) that the Open Lending Board determines in good faith, after consultation with its outside legal counsel and its outside financial advisors (taking into account any changes to the Merger Agreement proposed by ANV in response to such Acquisition Proposal, and all financial, legal, regulatory and other aspects of such Acquisition Proposal, including all conditions contained therein, the form of consideration offered and the person making such proposal, and the Merger Agreement), is more favorable to the stockholders of Open Lending from a financial point of view than the Offer and the Merger.
Changes of Recommendation.   As described above, and subject to the provisions described below, the Open Lending Board has determined to recommend that the stockholders of Open Lending accept the Offer and tender their Shares to Purchaser in the Offer. The foregoing recommendation is referred to herein as the “Company Recommendation.” The Open Lending Board also agreed to include the Company Recommendation with respect to the Offer in the Schedule 14D-9 and has permitted ANV to refer to such recommendation in this Offer to Purchase and documents related to the Offer.
Except as described below, the Open Lending Board will not:
(i)
fail to include the Company Recommendation in the Schedule 14D-9 or any amendment thereto;

(ii)
change, qualify, withhold, withdraw or modify, or authorize or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to ANV, the Company Recommendation;

(iii)
take any action by board resolution or make any recommendation or public statement in connection with a tender offer or exchange offer that constitutes an Acquisition Proposal other than a recommendation against such offer or a customary “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, it being understood that the Open Lending Board may refrain from taking a position with respect to such tender offer or exchange offer until the close of business as of the tenth business day after the commencement of such tender offer or exchange offer pursuant to Rule 14d-9(f) under the Exchange Act without such action being considered a Company Adverse Recommendation Change and that a statement that the Open Lending Board recommends against acceptance of such tender or exchange offer but is engaging in discussions or negotiations with the person making such tender or exchange offer, shall not be deemed to be a Company Adverse Recommendation Change so long as such statement also expressly and concurrently reaffirms the Company Recommendation;

(iv)
adopt, approve or recommend, or publicly propose to adopt, approve or recommend to stockholders of Open Lending an Acquisition Proposal; or

(v)
fail to publicly reaffirm the Company Recommendation within ten business days of receiving a written request from ANV to provide such public reaffirmation following receipt by Open Lending of a publicly announced Acquisition Proposal (provided that ANV may deliver only one such request with respect to any single Acquisition Proposal, other than with respect to material amendments, modifications or supplements thereto).

(any such action above being referred to as a “Company Adverse Recommendation Change”).
However, prior to the Acceptance Time, the Open Lending Board may (x) make a Company Adverse Recommendation Change and/or (y) terminate the Merger Agreement, if, after receiving a bona fide, unsolicited Acquisition Proposal, the Open Lending Board has determined in good faith, (1) after consultation with its outside legal counsel and outside financial advisors, that the failure to make a Company Adverse Recommendation Change would be inconsistent with the Open Lending Board’s fiduciary duties under applicable law, and (2) after consultation with outside financial advisors and outside legal counsel, such Acquisition Proposal constitutes a Superior Proposal. However, prior to making such Company Adverse Recommendation Change:
(i)
Open Lending must give ANV at least four business days’ prior written notice of its intention to take such action;

(ii)
to the extent requested by ANV, Open Lending and its directors and officers must have negotiated, and Open Lending must have used reasonable best efforts to cause its representatives to negotiate in good faith with ANV during such notice period to enable ANV to propose revisions to the terms of the Merger Agreement that are binding on ANV such that it would cause such Superior Proposal to no longer constitute a Superior Proposal;

(iii)
following the end of such notice period, the Open Lending Board will have considered in good faith any revisions to the terms of the Merger Agreement proposed in writing by and binding on ANV, and will have determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that (a) failure to make a Company Adverse Recommendation Change would be inconsistent with the Open Lending Board’s fiduciary duties under applicable law and (b) the Superior Proposal continues to constitute a Superior Proposal, in each case, even if the revisions proposed by and binding on ANV were to be given effect; and

(iv)
in the event of any change to the form, amount and timing of payment of consideration or any other material terms of such Superior Proposal, Open Lending will, in each case, have delivered to ANV an additional notice consistent with that described in clause (i) above and a new two-business day notice period under clause (i) above will commence, during which time Open Lending will be required to comply with the requirements of this sentence anew with respect to each such additional notice;

(provided that the Open Lending Board may only (a) make a Company Adverse Recommendation Change and/or (b) terminate the Merger Agreement if Open Lending and its affiliates and their representatives have complied in all material respects with the non-solicitation provisions of the Merger Agreement).
In addition, prior to the Acceptance Time, the Open Lending Board may effect a Company Adverse Recommendation Change in response to an Intervening Event (as defined below) if, in response to an Intervening Event, the Open Lending Board has determined in good faith, after consultation with its outside legal counsel, that failure to make such Company Adverse Recommendation Change would be inconsistent with the Open Lending Board’s fiduciary duties under applicable law and, in such event, shall not be obligated to include the Company Recommendation in the Schedule 14D-9; provided such action will not in any way relate to an Acquisition Proposal or a Superior Proposal and prior to taking such action:
(i)
Open Lending has given ANV at least four business days’ prior written notice of its intention to make such Company Adverse Recommendation Change and a reasonable description of the Intervening Event that serves as the basis of such Company Adverse Recommendation Change (it being agreed that neither the delivery of such a notice nor any public announcement thereof, which announcement Open Lending has determined in good faith after consultation with its outside legal counsel it is required to make under applicable law, shall constitute a Company Adverse Recommendation Change);

(ii)
to the extent requested in writing by ANV, Open Lending and its directors and officers have negotiated, and Open Lending has used reasonable best efforts to cause its representatives to negotiate, in good faith with ANV during such notice period after giving any such notice to enable ANV to propose revisions to the terms of the Merger Agreement binding on ANV that would obviate the need for making such Company Adverse Recommendation Change;

(iii)
at the end of such notice period, the Open Lending Board will have considered in good faith any revisions to the terms of the Merger Agreement proposed in writing by and binding on ANV, and will have determined in good faith, after consultation with its outside legal counsel, that failure to make a Company Adverse Recommendation Change would be inconsistent with the Open Lending Board’s fiduciary duties under applicable law even if the revisions proposed by ANV were to be given effect; and

(iv)
in the event of any material development relating to such Intervening Event, Open Lending will, in each case, have delivered to ANV an additional notice consistent with that described in clause (i) above and a new two-business day notice period under clause (i) will commence, during which time Open Lending will be required to comply with the requirements above anew with respect to each such additional notice, including clauses (i) through (iv) above;

(provided the Open Lending Board may only make a Company Adverse Recommendation Change if Open Lending and its affiliates and their representatives have complied in all material respects with the non-solicitation provisions of the Merger Agreement).
“Intervening Event” means a material event, development, occurrence, circumstance, state of facts or change that was not known or reasonably foreseeable to the Open Lending Board, as of the execution and delivery of the Merger Agreement, which event, development, occurrence, circumstance, state of facts or change becomes known to the Open Lending Board before the Acceptance Time; provided, however, in no event will any of the following constitute or contribute to an Intervening Event: (i) any event, development, occurrence, state of facts or change that is set forth in clauses (i) or (iv) of the definition of “Company Material Adverse Effect”; (ii) the receipt, existence of or terms of an Acquisition Proposal or any inquiry relating thereto; or (iii) a breach of the Merger Agreement by Open Lending.
Termination.   The Merger Agreement may be terminated as follows:
(i)
by mutual written consent of ANV and Open Lending;

(ii)
by either ANV or Open Lending:

a.
if the Acceptance Time has not occurred on or before 11:59 p.m. Eastern Time on October 15, 2026; provided that such date will be automatically extended for two months if, as of such date, all Offer Conditions (other than the condition relating to the expiration or termination of the applicable waiting period under the HSR Act and any legal restraint relating to the HSR Act, and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied or waived (such date, as it may be so extended, the “Outside Date”); provided, however, the right to terminate the Merger Agreement under this clause will not be available to a party whose breach of, or failure to comply with, any provision of the Merger Agreement has been the cause of, or resulted in or materially contributed to, the failure of the Acceptance Time to occur before the Outside Date;

b.
a permanent injunction or other order that is final and non-appealable will have been issued preventing or prohibiting consummation of the Offer or the Merger (whether before or after the Acceptance Time) such that the condition to the closing of the Merger of no injunctions or restraints or illegality cannot be satisfied; provided, however, the right to terminate the Merger Agreement pursuant to this clause will not be available to a party whose breach of, or failure to comply with, any provision of the Merger Agreement has been the cause of, or resulted in or materially contributed to, the imposition of such permanent injunction or other order; or

c.
the Offer (as may be extended) shall have expired in accordance with its terms and the terms of the Merger Agreement, ANV is not required to extend the Offer pursuant to the Merger Agreement and at such time the Minimum Tender Condition shall not have been satisfied; provided, however, the right to terminate the Merger Agreement is not available to a party whose breach of, or failure to comply with, any provision of the Merger Agreement has been the cause of, or resulted in or materially contributed to, the Minimum Tender Condition not being satisfied;

(iii)
by ANV if there has been a breach of any representation or warranty or a failure to comply with any covenant or agreement made by Open Lending in the Merger Agreement such that (a) certain Offer Conditions would not be satisfied and (b) such breach or failure to comply is not curable by the Outside Date or, if capable of being cured by the Outside Date, will not have been cured prior to the earlier of (x) thirty days after written notice thereof is given by ANV to Open Lending stating ANV’s intention to terminate the Merger Agreement pursuant to this clause (iii) and the basis for such termination or (y) the Outside Date (provided, however, ANV’s right to terminate the Merger

Agreement shall not be available if ANV or Purchaser are then in breach of any representation, warranty, covenant or agreement made by ANV or Purchaser in the Merger Agreement such that Open Lending would have the right to terminate the Merger Agreement pursuant to clause (v) below);
(iv)
by ANV if at any time prior to the Acceptance Time, the Open Lending Board will have made a Company Adverse Recommendation Change;

(v)
by Open Lending, if there has been a breach of any representation or warranty or a failure to comply with any covenant or agreement made by ANV or Purchaser in the Merger Agreement such that (a) such breach or failure to comply would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and (b) such breach or failure to comply is not curable by the Outside Date or, if capable of being cured by the Outside Date, will not have been cured prior to the earlier of (x) thirty days after written notice thereof is given by Open Lending to ANV stating Open Lending’s intention to terminate the Merger Agreement pursuant to this clause (v) and the basis for such termination or (y) the Outside Date (provided, however, Open Lending’s right to terminate the Merger Agreement shall not be available if Open Lending is then in breach of any representation, warranty, covenant or agreement made by Open Lending in the Merger Agreement such that ANV would have the right to terminate the Merger Agreement pursuant to clause (iii) above); and

(vi)
by Open Lending at any time prior to the Acceptance Time in order to enter into a definitive agreement with respect to a Superior Proposal concurrently with such termination, only pursuant to and in accordance with the “— Changes of Recommendation” above, including the payment of the Open Lending Termination Fee (as defined below).

Effect of Termination.   If the Merger Agreement is terminated, it will become void and of no effect, with no liability to any party, provided, however, no such termination will relieve any party of any liability or damages to another party resulting from fraud or any willful breach of the Merger Agreement. However, certain provisions of the Merger Agreement will survive any such termination, including, among others, the provisions of the Merger Agreement relating to the payment of fees and expenses. Any failure by ANV or Purchaser to close the Transactions when required pursuant to the Merger Agreement will be deemed to be a willful breach.
Open Lending Termination Fee.   Open Lending has agreed to pay ANV a termination fee of $13,580,000 in cash (the “Open Lending Termination Fee”) if the Merger Agreement is terminated:
(i)
by Open Lending prior to the Acceptance Time in connection with Open Lending’s entry into a definitive agreement with respect to a Superior Proposal;

(ii)
by ANV prior to the effective time of the Merger because prior to the Acceptance Time, the Open Lending Board made a Company Adverse Recommendation Change; or

(iii)
by (a) ANV due to certain uncured breaches of or failure to comply with the Merger Agreement by Open Lending that would cause certain closing conditions not to be satisfied or (b) either ANV or Open Lending if the Acceptance Time did not occur on or before the Outside Date or the Offer expired without the Minimum Tender Condition having been satisfied and, in each case, (A) prior to such termination an Acquisition Proposal was publicly announced, publicly known or otherwise made known to the Open Lending Board and not withdrawn at the time of such termination and (B) Open Lending enters into a definitive agreement with respect to, or consummates the transactions contemplated by, an Acquisition Proposal within twelve months following such termination (provided, however, solely for purposes of this clause, “50%” will be substituted for “20%” in the definition of Acquisition Proposal).

The Open Lending Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate ANV in the circumstances in which it is due and payable for the efforts and resources expended and opportunities foregone while negotiating the Merger Agreement and in reliance on the Merger Agreement and on the expectation of the consummation of the transactions contemplated by the

Merger Agreement, which amount would otherwise be impossible to calculate with precision. In no event will ANV be entitled to the Open Lending Termination Fee on more than one occasion.
If Open Lending fails to pay in a timely manner the Open Lending Termination Fee, then Open Lending will be required to (i) reimburse ANV for all reasonable and documented out-of-pocket costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with the collection of such overdue amounts and (ii) pay interest on such amount from (and including) the date such payment was due to (but excluding) the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus 2%. Subject to the foregoing and to any liability or damages payable by Open Lending resulting from fraud or any willful breach of the Merger Agreement, in the event the Merger Agreement is terminated in circumstances in which the Open Lending Termination Fee is payable, payment of the Open Lending Termination Fee will be the sole and exclusive remedy of ANV, Purchaser and their respective affiliates and representatives against Open Lending, its current, former or future stockholders, its subsidiaries and their respective affiliates and representatives for any loss suffered as a result of the failure of the transactions contemplated by the Merger Agreement to be consummated or for a breach or failure to perform under the Merger Agreement, and upon payment of such amount none of Open Lending, its stockholders, representatives or subsidiaries will have any further liability or obligation relating to or arising out of the Merger Agreement or the transactions contemplated thereby.
Specific Performance.   The parties have agreed that irreparable damage would occur in the event that any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties further agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in addition to any other remedy to which they are entitled at law or in equity, including the right of (i) the Company to cause Parent and Merger Sub to consummate the transactions contemplated by the Merger Agreement and (ii) Parent and Purchaser to cause the Company to consummate the transactions contemplated by the Merger Agreement, in each case, if each of the applicable conditions set forth in the Merger Agreement have been satisfied or waived (other than conditions which by their nature cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions at the Closing).
Offer Conditions.   The Offer Conditions are described in “The Offer — Section 15 — Conditions of the Offer.”
Tender and Support Agreements.   The following is a summary of the material provisions of the Tender and Support Agreements (as defined below). The following description of the Tender and Support Agreements is only a summary and is qualified in its entirety by reference to the Tender and Support Agreements, the form of which is filed as Exhibit (d)(2) to the Schedule TO and is incorporated herein by reference.
Concurrently with entry into the Merger Agreement, ANV and Purchaser entered into a Tender and Support Agreement (as it may be amended from time to time, the “Tender and Support Agreement”), dated as of June 15, 2026, with each of Jessica Buss, the Chief Executive Officer and Chairman of the Open Lending Board, Nebula Holdings, LLC and Bregal Sagemount I, LP (the “Supporting Stockholders”). Collectively, the Supporting Stockholders beneficially owned approximately 12.8% of the outstanding Shares as of June 15, 2026.
The Tender and Support Agreements provide that, no later than seven business days after the commencement of the Offer, the Supporting Stockholders will tender into the Offer, and not withdraw, all outstanding Shares each Supporting Stockholder owns of record or beneficially (within the meaning of Rule 13d-3 under the Exchange Act) as of the date of such Tender and Support Agreement or that the Supporting Stockholders acquire record ownership or beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of after such date during the Support Period (as defined below) (collectively, the “Subject Shares”), other than Open Lending Options that are not exercised and Open Lending RSUs and PSUs that are not settled during the Support Period (as defined below).
During the period from June 15, 2026 until the termination of such Tender and Support Agreement (the “Support Period”), each Supporting Stockholder has agreed, in connection with any annual or special meeting of the stockholders of Open Lending, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent (if permitted at such time) of Open Lending’s stockholders, in each case to the fullest extent that such Supporting Stockholder’s Subject Shares are entitled to vote thereon, to (i) appear at such meeting or otherwise cause all Subject Shares to be counted as present at the meeting for purposes of determining a quorum and (ii) be present (in person or by proxy) and vote or cause to be voted, or deliver or cause to be delivered a written consent with respect to all of the Subject Shares, (a) against any Acquisition Proposal (other than the Merger), (b) against any change in membership of the Open Lending Board that is not recommended or approved by the Open Lending Board, and (c) against any other proposed action, agreement or transaction involving Open Lending that would reasonably be expected to, impede, interfere with, delay, postpone, adversely affect, or prevent the consummation of, the Offer, the Merger or the transactions contemplated thereby.
During the Support Period, each Supporting Stockholder has further agreed not to, directly or indirectly, (i) create or permit to exist any lien, other than certain permitted liens, on any of such Supporting Stockholder’s Subject Shares, (ii) transfer, sell (including short sell), assign, gift, hedge, pledge, grant a participation interest in, hypothecate or otherwise dispose of, or enter into any derivative arrangement with respect to (collectively, “Transfer”), any of such Supporting Stockholder’s Subject Shares, or any right or interest therein (or consent to any of the foregoing), (iii) enter into any contract with respect to any Transfer of such Supporting Stockholder’s Subject Shares or any interest therein, (iv) grant or permit the grant of any proxy, power of attorney or other authorization or consent in or with respect to any of such Supporting Stockholder’s Subject Shares, (v) deposit or permit the deposit of any of such Supporting Stockholder’s Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of such Supporting Stockholder’s Subject Shares, or (vi) take or permit any other action that would in any way restrict, limit, impede, delay or interfere with the compliance with, such Supporting Stockholder’s obligations under the applicable Tender and Support Agreement in any material respect, otherwise make any representation or warranty of such Supporting Stockholder therein untrue or incorrect, or have the effect of preventing or disabling such Supporting Stockholder from complying with, any of its obligations under the applicable Tender and Support Agreement. The restrictions on Transfer are subject to certain customary exceptions.
During the Support Period, each Supporting Stockholder, solely in his, her or its capacity as a stockholder of Open Lending, will not, and will instruct its representatives, directors and officers to (i) immediately cease any solicitation, encouragement, discussions or negotiations with any persons that may be ongoing with respect to an Acquisition Proposal and (ii) from the date of such Tender and Support Agreement until the Effective Time or, if earlier, the termination of the Tender and Support Agreement, not, directly or indirectly, (a) solicit, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) other than informing persons of the provisions contained in the Tender and Support Agreement, engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish any non-public information or afford access to properties, books or records to any other person in connection with or for the purpose of soliciting, initiating, encouraging or facilitating, an Acquisition Proposal, or (c) approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent or similar document, agreement, commitment or agreement in principle with respect to, or take any action to support or in furtherance of, an Acquisition Proposal. The Tender and Support Agreement provides that the Supporting Stockholders’ obligations under the agreement are solely in their respective capacities as stockholders of Open Lending, and not, if applicable, in such stockholders’ capacity as a director, officer or employee of Open Lending, and that nothing in the Tender and Support Agreement in any way restricts a director or officer of Open Lending in the taking of any actions (or failures to act) in his or her capacity as a director or officer of Open Lending, or in the exercise of his or her fiduciary duties as a director or officer of Open Lending.
Each Tender and Support Agreement will terminate automatically with respect to the applicable Supporting Stockholder upon the first to occur of (i) the valid termination of the Merger Agreement in accordance with its terms, (ii) the effective time of the Merger, (iii) the termination of the Tender and Support Agreement by written notice from ANV to the applicable Supporting Stockholder or (iv) any amendment or change to the Merger Agreement or the Offer that is effected without the applicable Supporting Stockholder’s consent that decreases the amount, or changes the form or terms, of consideration payable to all stockholders of Open Lending pursuant to the terms of the Merger Agreement or imposes any additional material restrictions or conditions on the payment of the consideration payable in the Merger or any consideration otherwise payable with respect to such Supporting Stockholder’s Subject Shares.
Confidentiality Agreement
In connection with the transactions contemplated by the Merger Agreement, ANV Global Services, Inc., an affiliate of ANV, and Open Lending entered into the Confidentiality Agreement. Under the terms of the Confidentiality Agreement, ANV and the Company agreed that, subject to certain customary exceptions including the ability to make disclosures required by applicable law, any non-public information each may make available to the other and their respective representatives would not be disclosed or used for any purpose other than the evaluation, negotiation and consummation of a possible business combination involving ANV and the Company.
The foregoing summary of the Confidentiality Agreement is only a summary and is qualified in its entirety by reference to the full text of the Confidentiality Agreement, which is filed as Exhibit (d)(5) of the Schedule TO and is incorporated herein by reference.
13.   Purpose of the Offer and the Merger; Plans for Open Lending; Statutory Requirements; Approval of the Merger.
Purpose of the Offer and the Merger; Plans for Open Lending.   The purpose of the Offer is for ANV, through the Purchaser, to acquire control of, and the entire equity interest in, Open Lending. The Offer, as the first step in the acquisition of Open Lending, is intended to facilitate the acquisition of all issued and outstanding Shares. The purpose of the Merger is to acquire all of the outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is successful, the Purchaser intends to consummate the Merger pursuant to the Merger Agreement as soon as practicable following consummation of the Offer pursuant to Section 251(h) of the DGCL. See “Statutory Requirements; No Stockholder Approval” below.
If we consummate the Offer, we do not intend to declare any dividends on the Shares prior to the consummation of the Merger or the Purchaser otherwise acquiring all of the outstanding Shares.
If, for any reason following completion of the Offer, the Merger Agreement is terminated and the Merger is not consummated, ANV and the Purchaser reserve the right to acquire additional Shares in the open market or during a subsequent offering period, pursuant to privately negotiated transactions or otherwise, at prices that may be higher, lower or the same as the price paid in the Offer. We also reserve the right to dispose of Shares that we have acquired or may acquire.
ANV and the Purchaser are conducting a detailed review of Open Lending and its assets, corporate structure, capitalization, indebtedness, operations, properties, policies, management and personnel, and will consider which changes would be desirable in light of the circumstances that exist upon completion of the Offer and the Merger. ANV and the Purchaser will continue to evaluate the business and operations of Open Lending during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as they deem appropriate under the circumstances then existing. Thereafter, ANV intends to review such information as part of a comprehensive review of Open Lending’s business, operations, capitalization, indebtedness and management with a view to optimizing development of Open Lending’s potential in conjunction with Open Lending’s or ANV’s existing businesses. Possible changes could include changes in Open Lending’s business, corporate structure, certificate of incorporation, bylaws, capitalization, board of directors and management. Plans may change based on further analysis and ANV, Purchaser and, after completion of the Offer and the Merger, the reconstituted Open Lending Board, reserve the right to change their plans and intentions at any time, as deemed appropriate by ANV or the reconstituted Open Lending Board.
Except as described above or elsewhere in this Offer to Purchase, the Purchaser has no present plans or proposals that would relate to or result in an extraordinary corporate transaction involving Open Lending or any of its subsidiaries (such as a merger, reorganization, liquidation, or sale or other transfer of a material amount of assets), any change in the Open Lending Board or management, any material change in Open Lending’s indebtedness, capitalization or dividend rate or policy or any other material change in Open Lending’s corporate structure or business.

Statutory Requirements; No Stockholder Approval.   If the Offer is consummated (assuming the Minimum Tender Condition has been satisfied), we do not anticipate seeking the approval of Open Lending’s public stockholders before effecting the Merger. Section 251(h) of the DGCL provides that, following the consummation of a tender offer, a vote of the stockholders of the target corporation will not be required to authorize the subsequent merger if certain requirements are met, including that: (i) the merger agreement expressly permits or requires the merger to be effected pursuant to Section 251(h) and provides that such merger be effected as soon as practicable following the consummation of the tender offer; (ii) the purchaser must tender for all outstanding shares on the terms provided in such agreement of merger that, absent the provisions of Section 251(h) of the DGCL, would be entitled to vote on the adoption or rejection of the agreement of merger, provided, however, that such tender offer may be conditioned on the tender of a minimum number or percentage of shares of the stock of such constituent corporation, or any class or series thereof, and such offer may exclude any excluded stock (as defined in Section 251(h) of the DGCL); (iii) immediately following the consummation of the tender offer, the purchaser must have irrevocably accepted for purchase the requisite number of shares of the target corporation that would be required to adopt the merger agreement absent Section 251(h) of the DGCL; (iv) the purchaser must merge with or into the target corporation pursuant to the merger agreement; and (v) the outstanding shares of stock of the target corporation that are not purchased in the tender offer must be converted in the merger into, or into the right to receive, the same amount and kind of consideration that was paid for shares of stock of the target corporation in the tender offer. The Merger Agreement expressly states that the Merger is governed by Section 251(h) and provides that the Merger will be effected as soon as practicable following the consummation of the tender offer. Prior to consummating the Offer, ANV and the Purchaser will determine whether the Merger remains eligible to be effected pursuant to Section 251(h).
The foregoing discussion is not a complete statement of Section 251(h) of the DGCL and is qualified in its entirety by reference to the DGCL.
14.   Dividends and Distributions.
As discussed in “The Offer — Section 12 — The Merger Agreement; Other Agreements,” pursuant to the Merger Agreement, from the date of the Merger Agreement until the effective time of the Merger, except (i) as expressly required by the Merger Agreement, (ii) as ANV may consent to in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (iii) as required by applicable laws or definitive interpretations thereof or by any governmental entity, or (iv) as set forth in the Open Lending disclosure letter, Open Lending has agreed not to, and not to permit any of its subsidiaries to, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, or split, combine or reclassify any Open Lending securities, or repurchase or redeem any of its capital stock or options, convertible or exchangeable securities or other rights to acquire such capital stock, other than in connection with exercise of options and other equity awards, or enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of Open Lending’s capital stock.
15.   Conditions of the Offer.
Notwithstanding any other provision of the Offer or the Merger Agreement, we are not required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for any Shares validly tendered and not validly withdrawn, unless immediately prior to the Expiration Date the following conditions (each an “Offer Condition”) shall have been satisfied:
a.   Minimum Tender Condition.   There being validly tendered and not validly withdrawn that number of Shares that, when added to the Shares then owned by ANV and its subsidiaries, would represent a majority of the total number of outstanding Shares as of the time of the expiration of the Offer (excluding any Shares tendered in the Offer pursuant to guaranteed delivery procedures that have not yet been “received” (as such term is defined in Section 251(h)(6)f. of the DGCL)) (the “Minimum Tender Condition”).
b.   Regulatory Approvals Condition. (i) Any waiting period (including any extension thereof and any timing agreement entered into with a governmental entity to delay or not to consummate the transactions entered in connection therewith) applicable to the consummation of the Offer under the HSR Act shall have expired or been earlier terminated; and (ii) any notices, reports and other filings required to be made prior to the effective time of the Merger by Open Lending or ANV or any of their respective subsidiaries with, or any consents, registrations, approvals, permits and authorizations required to be obtained prior to the effective time of the Merger by Open Lending or ANV or any of their respective subsidiaries from, any governmental entity in connection with the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated under the Merger Agreement by Open Lending and ANV and, in each case, which is set forth on Open Lending’s disclosure letter shall have been made or obtained (as the case may be) (the “Regulatory Approvals Condition”).
c.   Material Adverse Effect Condition.   Since the date of the Merger Agreement, there has not occurred any event, development, occurrence, state of facts or change that has had, individually or in the aggregate, a Company Material Adverse Effect that is continuing (the “Material Adverse Effect Condition”).
d.   No Injunction Condition.   There shall be no order in effect that restrains, enjoins or otherwise prohibits consummation of the Offer or the Merger (the “No Injunction Condition”).
e.   Other Conditions:
i.
Open Lending and ANV shall not have reached an agreement in writing that the Offer or the Merger Agreement be terminated, or the Merger Agreement shall not have been terminated in accordance with its terms (the “Termination Condition”);

ii.
(A) the representations and warranties of Open Lending set forth in Section 3.1(b)(i) or Section 3.1(b)(iii) (Capital Structure) of the Merger Agreement shall be true and correct in all respects (except for any de minimis inaccuracy or inaccuracies that would not result in more than a de minimis increase in the aggregate consideration payable by ANV and Purchaser pursuant to Article I and Article II of the Merger Agreement) as of the date of the Merger Agreement and as of the Expiration Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case as of such earlier date); (B) the representations and warranties of Open Lending set forth in Section 3.1(f)(ii) (Absence of Certain Changes) of the Merger Agreement shall be true and correct in all respects as of the date of the Merger Agreement and as of the Expiration Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case as of such earlier date); (C) the representations and warranties of Open Lending set forth in Section 3.1(a)(Organization, Good Standing and Qualification), Section 3.1(b) (Capital Structure) (other than Section 3.1(b)(i) and Section 3.1(b)(iii) thereof), Section 3.1(c) (Corporate Authority; Approval), Section 3.1(j) (Takeover Statutes; Rights Plan), Section 3.1(u) (Company Advisors) or Section 3.1(v) (Opinion of Financial Advisor) of the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and as of the Expiration Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case as of such earlier date); and (D) the other representations and warranties of Open Lending set forth in the Merger Agreement other than those set forth above shall be true and correct in all respects (without regard to any materiality or Company Material Adverse Effect qualifications contained therein) as of the date of the Merger Agreement and as of the Expiration Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case as of such earlier date); provided, however, the condition set forth in this clause (D) shall be deemed to have been satisfied even if any of the representations and warranties of Open Lending referred to in this clause (D) are not so true and correct unless the failure of such representations and warranties of Open Lending to be so true and correct, individually or in the aggregate, has had or is reasonably expected to have a Company Material Adverse Effect;

iii.
Open Lending shall have complied in all material respects with all obligations that Open Lending is required to comply with under the Merger Agreement at or prior to the Expiration Date; and

iv.
Purchaser shall have received a certificate of Open Lending, executed by the chief executive officer or the chief financial officer of Open Lending, dated as of the expiration date, to the effect that the conditions set forth in clauses (c), (e)(ii) and (e)(iii) above have been satisfied.

The foregoing conditions shall be in addition to, and not a limitation of, the rights of ANV and Purchaser to extend, terminate or modify the Offer pursuant to the terms of the Merger Agreement. The foregoing conditions are for the sole benefit of ANV and Purchaser, may be asserted by ANV or Purchaser regardless of the circumstances giving rise to any such conditions, and may be waived by ANV or Purchaser in whole or in part at any time and from time to time in their sole and absolute discretion (except for the Minimum Tender Condition and the Termination Condition), in each case, subject to the terms of the Merger Agreement and the applicable rules and regulations of the SEC. The failure by ANV or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Notwithstanding the foregoing, in accordance with SEC rules and regulations, upon discovery of a condition that gives rise to termination of the Offer, we will undertake to promptly notify the Open Lending stockholders of a decision to either terminate the Offer, or to waive the condition and proceed with the Offer. The waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances. If we waive a material condition of the Offer, we will extend the Offer, if required by applicable law, for a period sufficient to allow you to consider the amended terms of the Offer. Purchaser is not permitted to terminate or withdraw the Offer unless the Merger Agreement has been terminated in accordance with its terms.
Consummation of the Offer is not conditioned upon any financing arrangements or subject to any financing condition.
The foregoing description of the conditions to the Offer is qualified in its entirety by reference to the Merger Agreement, which is filed as an exhibit to the Tender Offer Statement on Schedule TO.
16.   Certain Legal Matters; Regulatory Approvals; Appraisal Rights.
General.   Based on our examination of publicly available information filed by Open Lending with the SEC and other information concerning Open Lending, we are not aware of any governmental license or regulatory permit that appears to be material to Open Lending’s business that might be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that, except as described below under “Other State Takeover Statutes,” such approval or other action will be sought. Except as described below under “Antitrust,” there is, however, no current intent to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions). Our obligation under the Offer to accept for payment and pay for Shares is subject to the conditions set forth in “The Offer — Section 15 — Conditions of the Offer.”
Delaware Business Combination Statute.   Open Lending is subject to the provisions of Section 203 of the DGCL, which imposes certain restrictions on business combinations involving Open Lending and any interested stockholder.
Other State Takeover Statutes.   A number of states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. Open Lending, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. Except as described herein, we do not know whether any of these laws will, by their terms, apply to the Offer or any merger or other business combination between us or any of our affiliates and Open Lending, and we have not made efforts to comply with any such laws. To the extent that certain provisions of these laws purport to apply to the Offer or any such merger or other business combination, we believe that there are reasonable bases for contesting such laws.

Open Lending has represented to ANV and the Purchaser in the Merger Agreement that (i) no restrictions contained in any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in Open Lending’s certificate of incorporation or by-laws is or will be applicable to the execution, delivery or performance of the Merger Agreement or the consummation of the Merger or the Offer, and (ii) the Open Lending Board has taken the necessary action to render the restrictions of Section 203 of the DGCL inapplicable to the execution, delivery or performance of the Merger Agreement and the consummation of the transactions contemplated thereby.
In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from obtaining voting rights in shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.
If any government official or third party seeks to apply any state takeover law to the Offer or any merger or other business combination between us or any of our affiliates and Open Lending, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. If it is asserted that one or more state takeover statutes are applicable to the Offer or any such merger or other business combination and an appropriate court does not determine that they are inapplicable or invalid as applied to the Offer or any such merger or other business combination, we might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and we may be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or any such merger or other business combination. In such case, we may not be obligated to accept for payment or pay for any tendered Shares. See “The Offer — Section 15 — Conditions of the Offer.”
Antitrust.   Under the HSR Act, and the rules that have been promulgated thereunder by the Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to such requirements.
Within 15 business days of the execution of the Merger Agreement, pursuant to the requirements of the HSR Act, we plan to file a Notification and Report Form with respect to the Offer and the Merger with the Antitrust Division and the FTC. The waiting period applicable to the purchase of Shares pursuant to the Offer under the HSR Act will expire at 11:59 p.m., New York City time, fifteen (15) days following such filing, unless such 15th day is a Saturday, Sunday or other legal public holiday, in which case the waiting period will expire at 11:59 p.m., New York City time, on the next regular business day. However, before such time, the Antitrust Division or the FTC may extend the waiting period by requesting (1) ANV to voluntarily withdraw and refile its Notification and Report Form, starting a new waiting period on the day of the refiling, in which case the waiting period will expire at 11:59 p.m., New York City time, fifteen (15) days following such refiling, or (2) additional information or documentary material relevant to the Offer from us. If such a request is made, the waiting period will be extended until 11:59 p.m., New York City time, ten (10) days after our substantial compliance with such request. Thereafter, such waiting period can be extended or the Offer enjoined only by court order. We will also comply with any antitrust merger control notification and approval requirements imposed in any other foreign jurisdictions.

Shares will not be accepted for payment or paid for pursuant to the Offer until the expiration or earlier termination of the applicable waiting periods under the HSR Act or other foreign law. See “The Offer — Section 15 — Conditions of the Offer.” Subject to certain circumstances described in “The Offer — Section 15 — Conditions of the Offer,” any extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. If our acquisition of Shares is delayed pursuant to a request by the Antitrust Division or the FTC for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended.
At any time before or after the consummation of any such transactions, the Antitrust Division, the FTC or foreign antitrust regulators could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of our or Open Lending’s substantial assets. Private parties and individual states may also bring legal action under the antitrust laws. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See “The Offer — Section 15 — Conditions of the Offer” for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions. Shares will not be accepted for payment or paid for pursuant to the Offer if, before or after the expiration of the applicable waiting period under the HSR Act, the Antitrust Division, the FTC, a state, a private party, foreign antitrust regulators or any other antitrust regulator has commenced or threatens to commence an action or proceeding against the Offer or Merger as a result of which any of the conditions described in “The Offer — Section 15 — Conditions of the Offer” would not be satisfied.
If the Antitrust Division, the FTC, a state, a private party, foreign antitrust regulators or any other antitrust regulator raises antitrust concerns in connection with the Offer, ANV and the Purchaser, at their discretion, may engage in negotiations with the relevant governmental agency or party concerning possible means of addressing these issues and may delay consummation of the Offer or the Merger while such discussions are ongoing. Based on the information currently available to us, we are not aware of any other regulatory filings or approvals in other non-U.S. jurisdictions that will be required as a result of the Offer or the Merger.
Appraisal Rights.   No appraisal rights are available in connection with the Offer, and the holders of Shares who tender such Shares in connection with the Offer will not have appraisal rights in connection with the Merger with respect to such tendered Shares. However, if the Offer is successful and the Merger is consummated, Open Lending’s stockholders and beneficial owners immediately prior to the effective time of the Merger who (i) did not tender their Shares in the Offer (or, if tendered, validly and subsequently withdrew such Shares prior to the Expiration Time); (ii) make the demand described below; (iii) have not otherwise waived appraisal rights; and (iv) otherwise comply with the statutory requirements of Section 262 (and who do not thereafter lose their appraisal rights by withdrawal, failure to perfect or otherwise), will be entitled to seek appraisal of their Shares in connection with the Merger under Section 262 and to receive payment in cash for the “fair value” of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court together with interest, if any, to be paid upon the amount determined to be the fair value of such Shares. These rights are known as appraisal rights under Delaware law.
The “fair value” of such Shares as determined by the Delaware Court may be greater than, the same as or less than the Offer Consideration or the consideration payable in the Merger (which is equivalent to the Offer Consideration). In addition, as described below, a beneficial owner who complies with the requirements of Section 262 may, in such person’s name, demand in writing an appraisal of such beneficial owner’s Shares in accordance with Section 262. The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. The following summary does not constitute any legal or other advice and does not constitute a recommendation that stockholders or beneficial owners of the Shares exercise their appraisal rights under Section 262.
Any person contemplating the exercise of such appraisal rights should carefully review the provisions of Section 262, which may be accessed without subscription or cost at the link in the preceding paragraph, particularly the procedural steps required to properly demand and perfect such rights. Failure to follow the steps required by Section 262 for demanding and perfecting appraisal rights may result in the loss of such rights. Unless otherwise expressly noted herein, all references in Section 262 and in this summary to a (i) “stockholder” are to the record holder of Shares, (ii) “beneficial owner” are to a person who is the beneficial owner of Shares held either in voting trust or by a nominee on behalf of such person, and (iii) “person” are to an individual, corporation, partnership, unincorporated association or other entity.
Under Section 262, where a merger is approved pursuant to Section 251(h), the corporation before the effective date of the merger, or the surviving corporation within 10 days after the effective date of such merger, must notify each of its stockholders who is entitled to appraisal rights of the approval of the merger and that appraisal rights are available, and must include in the notice either a copy of Section 262 or information directing the stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. The Schedule 14D-9 will constitute Open Lending’s notice to the holders of Shares that appraisal rights are available in connection with the Merger, and the full text of Section 262 may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. In connection with the Merger, any person who wishes to exercise appraisal rights, or who wishes to preserve his, her or its right to do so, should review the following discussion and Section 262 carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner may result in the loss of appraisal rights under the DGCL. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal, any person wishing to exercise such appraisal rights should seek the advice of legal counsel.
A person who loses his, her or its appraisal rights will be entitled to receive the Offer Consideration. Persons who validly tender and do not validly withdraw Shares in the Offer will not be entitled to exercise appraisal rights with respect thereto, but, instead, upon the terms and subject to the conditions of the Offer and the Merger Agreement, will receive the Offer Consideration.
The statutory rights of appraisal granted by Section 262 require strict compliance with the procedures set forth in Section 262. Stockholders and beneficial owners wishing to exercise the right to seek an appraisal of their Shares must satisfy all of the following conditions:
•
within the later of (i) the consummation of the Offer, which occurs when Purchaser has irrevocably accepted for payment Shares tendered into the Offer following the Expiration Time, and (ii) 20 days after the date of mailing of the Schedule 14D-9, deliver to Open Lending (as the Surviving Corporation) at the address indicated below a written demand for appraisal of such person’s Shares, which demand must reasonably inform Open Lending of the identity of the stockholder or beneficial owner and that such stockholder or beneficial owner intends thereby to demand appraisal of such stockholder’s or beneficial owner’s Shares;

•
not tender such stockholder’s or beneficial owner’s Shares in the Offer (or otherwise waive such person’s appraisal rights);

•
continuously hold of record or beneficially own, as applicable, the Shares from the date on which the written demand for appraisal is made through the effective time of the Merger; and

•
comply with the procedures of Section 262 for perfecting appraisal rights thereafter.

Notwithstanding a stockholder’s or beneficial owner’s compliance with the foregoing requirements, the Delaware Court of Chancery (the “Delaware Court”) will dismiss the appraisal proceedings as to all holders who are otherwise entitled to appraisal rights, and such holders will effectively lose their appraisal rights, unless (a) the total number of Shares entitled to appraisal rights exceeds 1% of the outstanding Shares eligible for appraisal or (b) the value of the Offer Consideration for such total number of Shares entitled to appraisal rights exceeds $1 million (conditions (a) and (b) in this sentence are referred to as the “ownership threshold”).
If the Merger is consummated pursuant to Section 251(h), on or within 10 days after the effective time of the Merger (as required by Section 262(d)(2) of the DGCL), the Surviving Corporation will deliver an additional notice of the effective time of the Merger to all holders of Shares; provided, that if such second notice is sent later than the later of the consummation of the Offer and 20 days following the sending of this notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares and any beneficial owner who has demanded appraisal under paragraph (d)(3) of Section 262. If the Merger is consummated pursuant to Section 251(h), a failure to deliver a written demand for appraisal in accordance with the time periods specified above will be deemed to be a waiver or a termination of appraisal rights.
Any person who has complied with the applicable requirements of Section 262 and is otherwise entitled to appraisal rights or the Surviving Corporation may file a petition in the Delaware Court demanding a determination of the value of the Shares held by all such persons within 120 days after the effective time of the Merger. The Surviving Corporation is under no obligation to file any petition and has no intention of doing so.
In addition, after an appraisal petition has been filed, the Delaware Court, at a hearing to determine persons entitled to appraisal rights, will dismiss appraisal proceedings as to all persons who asserted appraisal rights unless one of the ownership thresholds is met.
Written Demand by Stockholders or Beneficial Owners.   All written demands for appraisal pursuant to Section 262 should be mailed or delivered to the following address:
Open Lending Corporation
1501 S. MoPac Expressway, Suite 450
Austin, Texas 78746
Attn: General Counsel and Corporate Secretary
The written demand for appraisal by a stockholder of record must be executed by or for the stockholder and must reasonably inform Open Lending of the identity of the stockholder of record, and that such stockholder intends thereby to demand appraisal of their Shares in connection with the Merger.
In addition, in the case of a written demand for appraisal made by a beneficial owner, a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s Shares in accordance with the procedures of Section 262, summarized herein, provided that (i) such beneficial owner continuously owns such Shares through the effective time of the Merger and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of Section 262, and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the Shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock (such as a brokerage or securities account statement containing such information or a letter from the broker or other record holder of such Shares confirming such information) and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by Open Lending under Section 262 and to be set forth on the Verified List (as defined below). Although not expressly required by Section 262, Open Lending reserves the right to take the position that it may require the submission of all information required of a beneficial owner under subsection (d)(3) of Section 262 with respect to any person sharing beneficial ownership of the Shares for which such demand is submitted. If a stockholder of record is submitting a demand with respect to Shares owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made in that capacity, and if the Shares are owned of record by more than one person, such as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner(s) and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner(s).
A record holder, such as a broker, bank, fiduciary, depository or other nominee, who holds Shares as a nominee or intermediary for one or more beneficial owners may exercise appraisal rights with respect to the Shares held for one or more beneficial owners while not exercising such rights with respect to the Shares held for other beneficial owners. In such case, the written demand must set forth the number of Shares covered by the demand. Where the number of Shares is not expressly stated, the demand will be presumed to cover all Shares held in the name of the record owner.
Filing a Petition for Appraisal.   Within 120 days after the effective time of the Merger, but not thereafter, the Surviving Corporation or any person who has demanded appraisal of such person’s Shares and who otherwise has complied with Section 262 and is entitled to seek appraisal under Section 262, may commence an appraisal proceeding by filing a petition in the Delaware Court, with a copy served on the Surviving Corporation in the case of a petition filed by a Company stockholder or beneficial owner, demanding a determination of the fair value of the Shares held by all such persons entitled to appraisal. If no such petition is filed within the 120-day period, appraisal rights will be lost for all persons who had previously demanded appraisal of their Shares. The Surviving Corporation is under no obligation, and has no present intention, to file a petition, and no person should assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the “fair value” of the Shares. Accordingly, any Open Lending stockholders or beneficial owners who desire to have their Shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their Shares within the time and in the manner prescribed in Section 262. The failure of a record holder or beneficial owner of Open Lending common stock to file such a petition within the period specified in Section 262 could nullify such person’s previous written demand for appraisal.
Within 120 days after the effective time of the Merger, any person who has complied with the requirements of Section 262 will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of Shares (other than any “excluded stock,” as defined in Section 251(h)(6)d. of the DGCL) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the Offer and with respect to which Open Lending has received demands for appraisal, and the aggregate number of stockholders or beneficial owners holding or owning such Shares (provided that, where a beneficial owner makes a demand on his, her or its own behalf, the record holder of such Shares will not be considered a separate stockholder holding such Shares for purposes of such aggregate number). The Surviving Corporation must send this statement to the requesting person within 10 days after receipt by the Surviving Corporation of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later.
If a petition for an appraisal is duly filed by any person other than the Surviving Corporation, service of a copy thereof must be made upon the Surviving Corporation, which will then be obligated within 20 days after such service to file with the office of the Delaware Register in Chancery in which the petition was filed a duly verified list (the “Verified List”) containing the names and addresses of all persons who have demanded appraisal for their Shares and with whom agreements as to the value of their Shares have not been reached. Upon the filing of any such petition, the Delaware Court may order a hearing and that notice of the time and place fixed for the hearing on the petition be mailed to the Surviving Corporation and all of the persons shown on the Verified List at the addresses stated therein. The forms of the notices by mail and by publication will be approved by the Delaware Court, and the costs thereof will be borne by the Surviving Corporation.
After such notice to the persons shown on the Verified List as required by the Delaware Court, the Delaware Court is empowered to conduct a hearing on the petition to determine those persons who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court may require persons who have demanded an appraisal for their Shares and who hold Shares represented by certificates (if any) to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceeding and, if any person fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such person. In addition, assuming the Shares remained listed on a national securities exchange immediately prior to the effective time of the Merger, the Delaware Court will dismiss appraisal proceedings as to all persons who have asserted appraisal rights if neither of the ownership thresholds is met.
Determination of “Fair Value”.   After the Delaware Court determines which persons are entitled to appraisal and that at least one of the ownership thresholds described above has been satisfied as to the persons seeking appraisal rights, the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court will determine the “fair value” of the Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the “fair value.” Unless the Delaware Court in its discretion determines otherwise for good cause shown, interest from the effective time of the Merger through the date of payment of the judgment will compound quarterly and accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the Merger and the date the judgment is paid. However, at any time before the Delaware Court enters judgment in the appraisal proceedings, the Surviving Corporation may pay to each person entitled to appraisal an amount in cash, in which case such interest will accrue after the time of such payment only on the sum of (i) the difference, if any, between the amount so paid by the Surviving Corporation and the “fair value” of the Shares as determined by the Delaware Court, and (ii) interest accrued prior to the time of such voluntary payment, unless paid at that time. Open Lending, ANV and Purchaser have made no determination as to whether a payment may be made if the Merger is consummated, and each of Open Lending and ANV reserves the right to make such a payment, if at all, at such time as it determines to be advisable.
In determining “fair value,” the Delaware Court will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining “fair value” in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of “fair value,” the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the Merger that throw any light on future prospects of the merged corporation. Section 262 provides that “fair value” is to be “exclusive of any element of value arising from the accomplishment or expectation of the Merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”
Persons considering seeking appraisal should be aware that the “fair value” of their Shares as so determined by the Delaware Court could be more than, the same as or less than the Offer Consideration (which is equivalent to the Merger Consideration) if they did not seek appraisal of their Shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the Offer Consideration is not an opinion as to, and may not in any manner address, “fair value” under Section 262. Although ANV has been advised that Open Lending believes that the Offer Consideration (which is equivalent to the Merger Consideration) is fair, no representation is made as to the outcome of the appraisal of “fair value” as determined by the Delaware Court, and persons seeking appraisal should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Offer Consideration. Neither Open Lending nor ANV anticipates offering more than the Merger Consideration to any person exercising appraisal rights, and each of Open Lending and ANV reserves the right to assert in any appraisal proceeding that, for purposes of Section 262, the “fair value” of a Share is less than the Offer Consideration.
Upon application by the Surviving Corporation or by any person entitled to participate in the appraisal proceeding, the Delaware Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the Verified List and, if such Shares are represented by certificates and if so required, who has submitted such person’s certificates of stock to the office of the Delaware Register in Chancery, may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under Section 262.
The Delaware Court will direct the payment of the fair value of the Shares, together with interest, if any, on the amount determined to be the fair value (or, in certain circumstances described herein, on the difference between the amount determined to be the fair value and the amount paid by the Surviving Corporation to each person entitled to appraisal prior to the entry of judgment in the appraisal proceeding), by the Surviving Corporation to the persons entitled thereto. Payment will be made to each such person upon such terms and conditions as the Delaware Court may order, in the case of stockholder or beneficial owners of uncertificated stock, forthwith, and in the case of stockholders or beneficial owners of Shares represented by certificates, if any, upon the surrender to the Surviving Corporation of the certificate(s) representing such Shares. The Delaware Court’s decree may be enforced as other decrees in the Delaware Court may be enforced.
The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court and taxed upon the parties as the Delaware Court deems equitable under the circumstances. Upon application of a person whose name appears on the Verified List who participated in the proceeding and incurred expenses in connection therewith, the Delaware Court may also order that all or a portion of such expenses, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the Shares entitled to appraisal not dismissed pursuant to subsection (k) of Section 262 or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of Section 262. In the absence of such order, each party bears its own expenses.
From and after the effective time of the Merger, no person who has demanded appraisal rights with respect to some or all of such person’s Shares in compliance with Section 262 will be entitled to tender such Shares, to vote such Shares or to receive payment of dividends or other distributions on such Shares, except dividends or other distributions payable to stockholders of record at a date which is prior to the effective time of the Merger. If a person who has made a demand for an appraisal in accordance with Section 262 delivers to the Surviving Corporation a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s Shares either within 60 days after the effective time of the Merger or thereafter with the written approval of Open Lending, then the right of such person to an appraisal of the Shares subject to the withdrawal will cease. Once a petition for appraisal is filed with the Delaware Court, however, the appraisal proceeding may not be dismissed as to any person without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the court deems just, including without limitation a reservation of jurisdiction for any application to the Delaware Court made under subsection (j) of Section 262; provided, however, that the foregoing shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the Merger within 60 days after the effective time of the Merger.
Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s or beneficial owner’s statutory appraisal rights. If any person who demands appraisal of his, her or its Shares under Section 262 fails to perfect, or effectively loses or withdraws such person’s right to appraisal, the person’s Shares will be deemed to have been converted at the effective time of the Merger into the right to receive the Merger Consideration, without interest. Consequently, any stockholder or beneficial owner wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.
This discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. The proper exercise of appraisal rights requires strict adherence to Section 262.
17.   Legal Proceedings.
We are not aware of any legal proceedings relating to this Offer to Purchase or the Merger Agreement.
18.   Fees and Expenses.
Evercore Group L.L.C. is acting as our financial advisor in connection with the Offer and will receive customary fees in connection with this engagement.
We have retained Innisfree M&A Incorporated to act as the Information Agent and Equiniti Trust Company, LLC to act as the Depositary and Paying Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, e-mail, telephone, telex, telegraph, personal interviews and other methods of communication and may request brokers, dealers, banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary and Paying Agent each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses, and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws.
We will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent and the Depositary and Paying Agent) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, banks, trust companies and other nominees will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.
19.   Miscellaneous.
Neither the Purchaser nor ANV is aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, we will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, we cannot cause the Offer to comply with the state statute, we will not make the Offer to the holders of Shares in that state. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.
No person has been authorized to give any information or make any representation on behalf of ANV or the Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.
We have filed with the SEC a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, are available free of charge at the website maintained by the SEC at http://www.sec.gov in the manner described in “The Offer — Section 9 — Certain Information Concerning the Purchaser and ANV” of this Offer to Purchase.
Lakers Acquisition Sub, Inc.
June 29, 2026

SCHEDULE I
DIRECTORS AND EXECUTIVE OFFICERS OF ANV
The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five (5) years of each director and executive officer of ANV are set forth below. The business address of each director and executive officer is care of ANV Group Holdings Ltd., 59 Maiden Lane, New York, NY 10038. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with ANV. None of the directors and executive officers of the ANV Group has, during the past five (5) years, (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws. All directors and executive officers listed are citizens of the United States other than Peter Dewey, who is a citizen of the United Kingdom.
BOARD OF DIRECTORS
Name	Current Principal Occupation or Employment and Five-Year Employment History
Adam Zev Karkowsky
Director
Mr. Karkowsky is the Chairman and Chief Executive Officer of ANV. Prior to assuming this role, Mr. Karkowsky joined AmTrust in 2011 and advanced through key leadership roles, including Chief Financial Officer and Executive Vice President of Strategic Development and Mergers & Acquisitions. In December 2019, Mr. Karkowsky was appointed President and has served on the AmTrust Board of Directors since January 2019.

Peter Dewey	Director Mr. Dewey is the Executive Vice President, Head of International of AmTrust. Mr. Dewey has held this role since 2019.
Jeffrey Robert Fenster	Director Mr. Fenster is the Executive Vice President, Head of North American Specialty Risk of AmTrust. Mr. Fenster has held this role since 2018.
David Harris Saks	Director Mr. Saks is the Executive Vice President and Chief Legal Officer of AmTrust. Mr. Saks has been in a legal role at AmTrust since 2009.
Louis Paul Salvatore	Director Mr. Salvatore is a Senior Managing Director and Head of Opportunistic Private Credit Strategies at Blackstone Credit and Insurance. Mr. Salvatore has been with Blackstone since 2005.
Blackstone Credit and Insurance is a global alternative credit manager overseeing approximately $536 billion in assets. The address for Blackstone is 345 Park Avenue, New York, NY 10154.
EXECUTIVE OFFICERS
Name	Current Principal Occupation or Employment and Five-Year Employment History
Adam Zev Karkowsky
Chairman and Chief Executive Officer
Mr. Karkowsky is the Chairman and Chief Executive Officer of ANV. Prior to assuming this role, Mr. Karkowsky joined AmTrust in 2011 and advanced through key leadership roles, including Chief Financial Officer and Executive Vice President of Strategic Development and Mergers & Acquisitions. In December 2019, Mr. Karkowsky was appointed President and has served on the AmTrust Board of Directors since January 2019.

Joseph Brecher	Chief Financial Officer Mr. Brecher is the Chief Financial Officer for ANV. Prior to assuming this role, Mr. Brecher led Alternative Investments at AmTrust. Since joining

Name	Current Principal Occupation or Employment and Five-Year Employment History
AmTrust in 2015, he has held several senior roles, including Co-Head of Strategic Development and Mergers & Acquisitions and Assistant Vice President of Financial Planning and Analysis.
Jacob Decter
Chief Operating Officer
Mr. Decter is the Chief Operating Officer for ANV. Previously, Mr. Decter held the position of Chief Strategy Officer for Global Fee Businesses and Head of Mergers & Acquisitions and Corporate Development at AmTrust from 2020 to 2025.

Aaron Basilius
Head of MGAs, US
Mr. Basilius is the Head of MGAs, US for ANV. Previously, Mr. Basilius led the cyber, technology, and crime insurance lines of business for AmTrust from 2020 to 2025. Prior to AmTrust, Mr. Basilius held senior roles at Munich Re and Beazley Group.

Jorden Zanazzi
Executive Vice President, Chief Legal Officer
Mr. Zanazzi is the Executive Vice President, Chief Legal Officer for ANV. Previously, Mr. Zanazzi was the Chief Legal Officer at Accession Risk Management Group, where he worked in various legal roles from 2019 to February 2026.

Accession Risk Management is an insurance brokerage and risk management firm. The address for Accession Risk Management is 160 Federal Street, 4th Floor, Boston, MA 02110.

MANAGERS AND EXECUTIVE OFFICERS OF EVERGREEN PARENT GP, LLC
The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five (5) years of each manager and the executive officer of Evergreen Parent GP, LLC, the ultimate controlling entity of the Purchaser and ANV, are set forth below. The business address of each manager and the executive officer is care of AmTrust Financial Services, Inc., 59 Maiden Lane, New York, NY 10038. None of the managers or the executive officer of Evergreen Parent GP, LLC listed below has, during the past five (5) years, (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws. All managers and executive officers listed are citizens of the United States.
BOARD OF MANAGERS
Name	Current Principal Occupation or Employment and Five-Year Employment History
Barry Zyskind	Manager Mr. Zyskind is Chairman, Chief Executive Officer and President of AmTrust. Mr. Zyskind joined AmTrust in 1998.
George Karfunkel	Manager Mr. Karfunkel is the President of SABR Group Inc. Mr. Karfunkel has been with SABR Group Inc. for over 5 years.
Leah Karfunkel	Manager Ms. Karfunkel is a private investor.
David Wermuth
Manager
Mr. Wermuth is Co-President, General Counsel, and Chief Operating Officer at Stone Point Capital LLC (“Stone Point Capital”) and a member of the Investment Committees of the Stone Point Funds and Stone Point Credit. Mr. Wermuth joined Stone Point Capital in 1999.

Nicolas Zerbib
Manager
Mr. Zerbib is Co-President and Chief Investment Officer at Stone Point Capital and a member of the Investment Committees of the Stone Point Funds and Stone Point Credit. Mr. Zerbib joined Stone Point Capital in 1998.

EXECUTIVE OFFICER
Name	Current Principal Occupation or Employment and Five-Year Employment History
Barry Zyskind	Chief Executive Officer Mr. Zyskind is Chairman, Chief Executive Officer and President of AmTrust. Mr. Zyskind joined AmTrust in 1998.
Stone Point Capital is an investment management firm focused on global financial services and related industries. The address for Stone Point Capital is 20 Horseneck Lane, Greenwich, CT 06830. SABR Group Inc. is a financial consulting business. The address for SABR Group Inc. is 140 Broadway, Suite 3930, New York, NY 10005.

DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER
The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five (5) years of each director and executive officer of the Purchaser are set forth below. The business address of each director and executive officer is care of ANV Group Holdings Ltd., 59 Maiden Lane, New York, NY 10038. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with ANV and the occupation listed below an individual’s name refers to employment with the Purchaser. None of the directors and executive officers of the Purchaser listed below has, during the past five (5) years, (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws. All directors and executive officers listed are citizens of the United States.
BOARD OF DIRECTORS
Name	Current Principal Occupation or Employment and Five-Year Employment History
Adam Zev Karkowsky
Director
Mr. Karkowsky is the Chairman and Chief Executive Officer of ANV. Prior to assuming this role, Mr. Karkowsky joined AmTrust in 2011 and advanced through key leadership roles, including Chief Financial Officer and Executive Vice President of Strategic Development and Mergers & Acquisitions. In December 2019, Mr. Karkowsky was appointed President and has served on the AmTrust Board of Directors since January 2019.

Joseph Brecher
Director
Mr. Brecher is the Chief Financial Officer for ANV. Prior to assuming this role, Mr. Brecher led Alternative Investments at AmTrust. Since joining AmTrust in 2015, he has held several senior roles, including Co-Head of Strategic Development and Mergers & Acquisitions and Assistant Vice President of Financial Planning and Analysis.

EXECUTIVE OFFICERS
Name	Current Principal Occupation or Employment and Five-Year Employment History
Adam Zev Karkowsky
President of Purchaser; Chairman and Chief Executive Officer of ANV
Mr. Karkowsky is the Chairman and Chief Executive Officer of ANV. Prior to assuming this role, Mr. Karkowsky joined AmTrust in 2011 and advanced through key leadership roles, including Chief Financial Officer and Executive Vice President of Strategic Development and Mergers & Acquisitions. In December 2019, Mr. Karkowsky was appointed President and has served on the AmTrust Board of Directors since January 2019.

Joseph Brecher
Secretary & Treasurer of Purchaser; Chief Financial Officer of ANV
Mr. Brecher is the Chief Financial Officer for ANV. Prior to assuming this role, Mr. Brecher led Alternative Investments at AmTrust. Since joining AmTrust in 2015, he has held several senior roles, including Co-Head of Strategic Development and Mergers & Acquisitions and Assistant Vice President of Financial Planning and Analysis.

The Depositary for the Offer is:
If delivering by hand, express mail, courier or other expedited service:	If delivering by mail:
Equiniti Trust Company, LLC 1110 Centre Pointe Curve Suite # 101 Mendota Heights, MN 55120 Attn: Onbase — Reorganization Department	Equiniti Trust Company, LLC Operations Center Attn: Onbase — Reorganization Department 1110 Centre Pointe Curve Suite # 101 Mendota Heights, MN 55120
Questions or requests for assistance may be directed to the Information Agent at the address or telephone numbers set forth below. Requests for copies of this Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery and all other related materials may be directed to the Information Agent or brokers, dealers, commercial banks and trust companies, and copies will be furnished promptly at the Purchaser’s expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.
The Information Agent for the Offer is:
Innisfree M&A Incorporated
500 Fifth Avenue, 21st Floor
New York, NY 10110
Stockholders may call toll free: (877) 456-3507
Banks and Brokers may call collect: (212) 750-5833